File No. 333-235300

As filed with the Securities and Exchange Commission on December 6, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM S-1 REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933/ POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VERITAS FARMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	5190	90-1254190
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1512 E. Broward Blvd., Suite 300

Fort Lauderdale, Florida 33301

(561) 288-6603

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Alexander M. Salgado

Chief Executive Officer

1512 E. Broward Blvd., Suite 300

Fort Lauderdale, Florida 33301

(561) 288-6603

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Dale S. Bergman, Esq.

Gutiérrez Bergman Boulris, PLLC

901 Ponce De Leon Blvd., Suite 303

Coral Gables, Florida 33134

(305) 358-5100

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the registrant’s Registration Statement on Form S-1 (File No. 333-235300) also serves as Post-Effective Amendment No. 2 to the registrant’s Registration Statement on Form S-1 (File No. 333-228109), which was declared effective by the Securities and Exchange Commission on February 14, 2019.

The information in this preliminary prospectus is not complete and may be changed.  We may not sell these securities nor may offers to buy these securities be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 6, 2019

PROSPECTUS

VERITAS FARMS, INC.

19,889,331 Shares of Common Stock

The selling shareholders named in this prospectus are offering up to 19,889,331 shares of common stock through this prospectus consisting of (a) 9,643,748 shares held by the selling shareholders named in this prospectus purchased as part of a private offering completed in August 2019 (the “2019 Private Offering”); (b) 964,375 shares of common stock issuable upon exercise of warrants to purchase common stock (the “Placement Agent Warrants”) issued to WestPark Capital, Inc., the Company’s placement agent (the “Placement Agent”) for the 2019 Private Offering and its affiliates; (c) 750,000 shares of common stock issuable upon exercise of warrants to purchase common stock (the “Advisory Warrants”) issued to WestPark and its affiliates for financial advisory services; (d) 7,312,500 shares of common stock held by the selling shareholders named in this prospectus purchased as part of a private offering of units (“Units”) completed in July 2018 (the “2018 Private Offering”), each Unit consisting of one share of common stock and one common stock purchase warrant (the “Investor Warrants”) or issued upon the subsequent exercise of the Investor Warrants; and as described in “Prospectus Summary-Selling Shareholders;” and (e) 1,218,708 shares of common stock issuable upon exercise of the remaining outstanding Investor Warrants, all as described in “Prospectus Summary-Selling Shareholders.”

The selling shareholders named in this prospectus, and any of their pledgees, donees, transferees or other successors-in-interest, may offer and sell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock. However, we may receive proceeds in connection with the exercise of the Warrants, if they are exercised for cash. The selling shareholders will sell the shares of common stock in accordance with the “Plan of Distribution” set forth in this prospectus.

The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is currently quoted on the OTCQB tier of the over-the-counter market operated by OTC Markets Group, Inc. under the symbol “VFRM.” On December 5, 2019 the closing price for our common stock was $1.40.

The Company is an emerging growth company under the Jumpstart Our Business Startups Act of 2012 (the “Jobs Act”) and as such, may elect to comply with certain reduced public company reporting requirements for future filings.

The purchase of the shares of common stock offered through this prospectus involves a high degree of risk.  See the section of this prospectus entitled “Risk Factors” beginning at page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _____________ __, 2019

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s registration rules for a delayed or continuous offering and sale of securities.  Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling shareholders named herein may distribute the shares of common stock covered by this prospectus.  This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.  A prospectus supplement may add, update or change information contained in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless when the time of delivery of this prospectus or the sale of any common stock. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

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PROSPECTUS SUMMARY

This summary provides an overview of all material information contained in this prospectus.  It does not contain all the information you should consider before making a decision to purchase the shares our selling shareholders are offering.  You should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements and all other information that is incorporated by reference in this prospectus.

Unless the context otherwise requires, references in this prospectus to “Veritas Farms,” “the Company,” “we,” “our” and “us” refer to Veritas Farms, Inc. and its subsidiary. All share and per share information in this prospectus gives pro forma effect to the implementation of a six for one forward stock split effective November 9, 2017 and a one for four reverse stock split effective September 20, 2019.

Business Overview

Veritas Farms is vertically-integrated agribusiness focused on producing, marketing, and distributing superior quality, whole plant, full spectrum hemp oils and extracts containing naturally occurring phytocannabinoids. Veritas Farms owns and operates a 140-acre farm in Pueblo, Colorado, capable of producing over 200,000 proprietary full spectrum hemp plants containing naturally occurring phytocannabinoids which can potentially yield a minimum annual harvest of over 200,000 pounds of outdoor-grown industrial hemp. While part of the cannabis family, hemp, which contains less than 0.3% tetrahydrocannabinol (“THC”), the psychoactive compound that produces the “high” in marijuana, is distinguished from marijuana by its use, physical appearance and lower THC concentration (marijuana generally has a THC level of 10% or more). The Company also operates approximately 15,000 sq. ft. of climate-controlled greenhouses to produce a consistent supply of year-round indoor-cultivated hemp. In addition, there is a 10,000-sq. ft. onsite facility used for processing raw hemp, oil extraction, formulation laboratories, and quality/purity testing. Veritas Farms is registered with the Colorado Department of Agriculture to grow industrial hemp and with the Colorado Department of Public Health and Environment to process hemp and manufacture hemp products in accordance with Colorado’s hemp program.

Veritas Farms meticulously processes its hemp crop to produce superior quality whole-plant hemp oil, extracts and derivatives which contain the entire broad spectrum of cannabinoids extracted from the flowers and leaves of hemp plants. Whole-plant hemp oil is known to provide the essential phytocannabinoid “entourage effect” resulting from the synergistic absorption of the entire broad spectrum of unique hemp cannabinoids by the receptors of the human endocannabinoid system. As a result, Veritas Farms believes that its products are premier quality cannabinoids and are highly sought after by consumers and manufacturers of premium hemp products.

Veritas Farms has developed a wide variety of formulated phytocannabinoid-rich hemp products containing naturally occurring phytocannabinoids which are marketed and distributed by the Company under its Veritas Farms™ brand name. Our products are also available in bulk, white label and private label custom formulations for distributors and retailers. These types of products are in high demand by health food markets, wellness centers, physicians and other healthcare practitioners.

Veritas Farms™ products (50+ SKUs) include vegan capsules, gummies, tinctures, lotions, salves, cream and oral syringes. All product applications come in various flavors and strength formulations, in addition to bulk. Many of the Company’s whole-plant hemp oil products and formulations are available for purchase online directly from the Company through its Veritas Farms™ website, as well as through numerous other online retailers and “brick and mortar” retail outlets.

The branding of Company’s line of hemp oil and extract product has allowed market for penetration during 2019 into large retail chains vastly increasing brand exposure and awareness. The initial rollouts have been successful creating distribution opportunities into thousands of new retail outlets across the country (over 4,500 retail outlets as of the date of this prospectus). The shift from smaller order fulfillment to larger “big box store” orders creates an economy of scale and also offers the opportunity for the Company to achieve increased profitability.

Corporate Information

The Company was incorporated in the state of Nevada on March 15, 2011 under the name “Armeau Brands Inc.” and changed its name to “SanSal Wellness Holdings, Inc.” effective November 7, 2017. Effective as of February 5, 2019, the Company changed its name from “SanSal Wellness Holdings, Inc.” to “Veritas Farms, Inc.”

Our executive offices are located at 1512 E. Broward Boulevard, Suite 300, Fort Lauderdale, FL 33301 and our telephone number is (954) 722-1300. Our corporate websites are www.theveritasfarms.com and www.sansalwellness.com. Information appearing on our websites is not part of this prospectus.

Corporate History

The Company’s original business objective following its incorporation, was to produce and market its own brand of ice wine made from grapes harvested in Armenia. While the Company took numerous steps with respect to implementation of its business plan, including securing sources of production and did, in fact produce 4,500 bottles of ice wine for product sampling and customer marketing purposes, the Company was unable to raise sufficient capital to fully implement its business plan and generate revenues.

On June 5, 2017, Jaitegh Singh purchased a total of 11,250,000 “restricted” shares of our Company’s common stock from our then sole officer and director, Cassandra Tavukciyan, for aggregate consideration of $345,000. The share purchase was consummated in a private transaction pursuant to a common stock purchase agreement entered into between Mr. Singh and Ms. Tavukciyan.

Concurrent with the share purchase transaction, Cassandra Tavukciyan resigned as our Chief Executive Officer, Chief Financial Officer and sole director, and was succeeded in those capacities by Jaitegh Singh. Mr. Singh relocated the Company’s principal offices to Fort Lauderdale, Florida.

On September 27, 2017 (“Closing”), the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with all the members (the “Members”) of 271 Lake Davis Holdings, LLC d/b/a SanSal Wellness (“271”), pursuant to which it became a wholly-owned subsidiary of the Company (the “SanSal Acquisition”). 271, founded in 2015, is a vertically-integrated agribusiness focused on producing full spectrum natural phytocannabinoid-rich industrial hemp extracts.

Pursuant to the Exchange Agreement, we acquired all the outstanding limited liability company interests of 271 in exchange for the issuance to the Members, pro rata, of 11,700,000 “restricted” shares of our common stock, whereupon Jaitegh Singh, the holder of the Company’s currently outstanding 11,250,000 “restricted” shares of common stock contributed those shares to the capital of the Company for cancellation.

At Closing, Alexander M. Salgado and Erduis Sanabria, the members of 271’s management team, were appointed to the Company’s board of directors and as the Company’s Chief Executive Officer and Executive Vice President, respectively. Jaitegh Singh, who was then the Company’s President and sole director, then stepped down from such position, but assumed the position of the Company’s Vice President and Secretary. At this time, the Company has no independent directors, no audit committee, no compensation committee, and no corporate governance committee.

In addition, at Closing, Members, holding an aggregate of 6,668,625 shares of our common stock, including Messrs. Salgado and Sanabria, entered into a five-year voting agreement, pursuant to which Messrs. Salgado and Erduis have the right to direct the voting of their shares on all matters presented to shareholders for a vote.

Following completion of the SanSal Acquisition, the Company determined to focus its business on the business of 271. Accordingly, (a) effective November 7, 2017 we (a) changed our corporate name from “Armeau Brands Inc.” to “SanSal Wellness Holdings, Inc.” and; (b) effective November 9, 2017, we implemented a six-for-one forward stock split.

Effective as of February 5, 2019, the Company changed its corporate name from “SanSal Wellness Holdings, Inc.” to “Veritas Farms, Inc.” to better reflect the Company’s focus on the expansion of its established Veritas Farms™ hemp extract products brand with consumers, distributors, partners, investors, and the media

Selling Shareholders

July 2018 Private Offering

On July 31, 2018, the Company completed a private offering (the “2018 Private Offering”) of 7,312,500 Units at a price of $0.40 per Unit for total cash proceeds of $2,925,000. Each Unit consisted of (a) one share of the Company’s common stock; and (b) one five-year common stock purchase warrant (the “Investor Warrants”) In addition, a $175,000 ninety (90) day convertible bridge promissory note issued by the Company in May 2018 to a single accredited investor in a private transaction, converted in accordance with its terms into 547,774 Units at the first closing of the 2018 Private Offering.

The Investor Warrants entitle the holder thereof to purchase one share at an exercise price of $0.60 during the five (5) year period from the date of issuance. The exercise price and number of shares issuable upon exercise of the Warrants will be subject to anti-dilution adjustment in the event of stock splits, stock dividends and similar recapitalization events. The registration statement of which this prospectus forms a part, covers the resale by the selling shareholders of the Shares included in the Units and issuable upon exercise of the Investor Warrants.

WestPark Capital, Inc., a member of the Financial Industry Regulatory Authority, acted as the Company’s exclusive placement agent (the “Placement Agent” or “WestPark”) for the 2018 Private Offering. The Placement Agent was paid (a) a commission equal to 10% of the aggregate offering price of Units sold in the 2018 Private Offering; and (b) a non-accountable expense allowance equal to 3% of the aggregate offering price of Units sold in the 2018 Private Offering. In addition, the Placement Agent and its affiliates received seven-year warrants to purchase a number of Units equal to 10% of the total Units sold in the 2018 Private Offering, with an exercise price of $0.40 per Unit. The Company has also paid the Placement Agent (a) a $15,0000 non-refundable retainer for agreeing to act as placement agent for the 2018 Private Offering; and (b) $10,000 for the Placement Agent’s legal fees.

The securities offered and sold in the 2018 Private Offering were offered and sold pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D thereunder.

In order to provide additional funding for our continued growth, in September 2018, the Company retained WestPark to solicit exercise of the Investor Warrants. In connection therewith, Veritas Farms has agreed to pay WestPark, a warrant solicitation fee in cash equal to five percent (5%) of the gross proceeds raised from exercise of the Investor Warrants. As of the date of this prospectus, 7,947,916 of the Investor Warrants have been exercised, resulting in proceeds to the Company, net of WestPark’s warrant solicitation fee of $238,438, of $4,530,312

The Company also retained WestPark under an Investment Banking Advisory Agreement, which provided for additional fees in the form of cash and the issuance of the Advisory Warrants to WestPark and its affiliates. The Advisory Warrants entitle the holders thereof to purchase an aggregate of 750,000 shares of our common stock for a seven year period at an exercise price of $0.40 per share. ..

2019 Private Offering

Between April and August 2019, the Company conducted an additional private offering (the “2019 Private Offering”) In the 2019 Private Offering, the Company sold and issued an aggregate of 9,643,748 shares of its common stock at an offering price of $1.60 per share, for aggregate proceeds of $15,429,981, less offering expenses of $2,069,603, for net proceeds of $13,360,378. The Shares were sold and issued to a group of “accredited investors,” as defined in Rule 501(a) under the Securities Act.

The Placement Agent acted as Veritas Farms’ exclusive placement agent for the 2019 Private Offering. The Placement Agent was paid (a) a commission equal to 10% of the aggregate offering price of shares sold in the 2019 Private Offering; and (b) a non-accountable expense allowance equal to 3% of the aggregate offering price of shares sold in the 2019 Private Offering. In addition, the Placement Agent received the Placement Agent Warrants, which entitles the holder to purchase a number of shares equal to 10% of the total shares sold in the 2019 Private Offering for a period of seven (7) years, with an exercise price of $1.60 per share. The Company has also paid the Placement Agent (a) a $20,0000 non-refundable retainer for agreeing to act as placement agent for the 2019 Private Offering; and (b) $10,000 for the Placement Agent’s legal fees.

The shares offered and sold in the 2019 Private Offering were issued and sold pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act and Rule 506(c) of Regulation D thereunder.

The Offering

This prospectus relates to the resale from time to time by the selling shareholders named in this prospectus of 19,889,331 shares of our common stock, par value $0.001 per share. No shares are being offered for sale by the Company.

Common stock offered by selling shareholders:	19,889,331 shares of common stock held by the selling shareholders named in this prospectus, of which (a) 9,643,748 shares were purchased in the 2019 Private Offering; (b) 964,375 shares issuable upon exercise of the Placement Agent Warrants; (c) 750,000 shares issuable upon exercise of the Advisory Warrants; (d) 7,312,500 shares issued to the selling shareholders as part of Units sold in the 2018 Private Offering or issued upon the subsequent exercise of the Investor Warrants; and (e) 1,218,708 shares of issuable upon exercise of the remaining outstanding Investor Warrants.

Common stock outstanding as of the date of this prospectus:	41,408,298 shares of common stock (1).

Terms of the Offering:	The selling shareholders will determine when and how they will sell the shares of common stock offered in this prospectus.

Use of Proceeds:	We will not receive any proceeds from the sale of common stock offered by the selling shareholders under this prospectus. We may receive proceeds in connection with the exercise of the Investor Warrants and/or the Placement Agent Warrants, if exercised for cash. We intend to use any such proceeds for working capital and other general corporate purposes. There is no assurance that any of the foregoing warrants will ever be exercised for cash, if at all.

Risk Factors:	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment.

(1)	Does not include (a) 4,143,750 shares of our common stock reserved for issuance upon the exercise of options granted or options and other equity awards which may subsequently be granted under our 2017 Stock Incentive Plan; (b) 1,218,708 shares reserved for issuance upon the exercise of unexercised Investor Warrants; and (c) 1,710,445 shares reserved for issuance upon the exercise other outstanding warrants, including warrants held by WestPark and its assignees.

SUMMARY FINANCIAL INFORMATION

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Consolidated Financial Statements and Notes thereto, included elsewhere in this prospectus.

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
Statement of Operations	2019	2018	2018	2017
	(Unaudited)
Revenues	$5,712,085	1,277,914	2,210,783	1,114,674
Cost of Sales	3,066,180	887,840	996,554	923,260
Selling, General and
Administrative Expenses	9,380,589	2,041,773	5,257,472	1,524,008
Other Expense (Income)	20,374	26,012	(570,447)	1,121,114
Income Tax Benefit/Provision
Net Income (Loss)	$(6,755,058)	(1,677,711)	(3,690,471)	(2,454,008)

	As of September 30,	As of December 31,
Balance Sheet Data	2019	2018	2017
	(Unaudited)
Cash	$5,598,751	$164,086	$27,803
Total Assets	$18,043,654	$7,025,552	$5,210,740
Total Liabilities	$2,172,879	$800,691	$2,102,453
Total Shareholders’ Equity	$15,870,775	$6,224,861	$3,108,287

RISK FACTORS

The shares of our common stock being offered for resale by the selling shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment. You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Related to the Company’s Business

We are an early stage company with a limited operating history.

The Company is an early stage company, which commenced operations in 2016 and began generating commercial revenues in 2017. The Company incurred a net losses of $3,835,983 and $2,454,008 for the years ended December 31, 2018 and 2017 and net losses of $6,755,058 and $1,677,711 for the nine months ended September 30, 2019 and 2018, respectively. We are subject to all the problems, expenses, difficulties, complications and delays encountered in establishing a new business.  The Company does not know if it will become commercially viable and ever generate significant revenues or operate at a profit.

The Company’s ultimate success will be dependent in part on our ability to successfully develop, produce and market a portfolio of natural phytocannabinoid-rich industrial hemp products and market acceptance of our planned products.

Our ultimate success will be dependent in part on our ability to successfully develop, produce and market a portfolio of natural phytocannabinoid-rich industrial hemp products. We are an agribusiness and grow our product indoors and outdoors, and there are risks associated with the production of our product relating to such things as weather, soil deterioration, and infestation that could affect our supplies and inventory. In addition, market acceptance by and demand for our planned products from consumers will also be key factors in our ability to succeed. If we are unable to develop and market our portfolio of existing and planned products or if they are not accepted by consumers, our business, results of operations and financial condition could be seriously harmed.

Although we carry products liability insurance, a successful products liability claim brought against us that is in excess of our insurance coverage limits could have a material adverse effect on our business and results of operations.

A significant product defect or product recall could materially and adversely affect our brand image, causing a decline in our sales and profitability, and could reduce or deplete our financial resources.

A significant product defect could materially harm our brand image and could force us to conduct a product recall. This could damage our relationships with our customers and reduce end-user loyalty. A product recall would be particularly harmful to us because we have limited financial and administrative resources to effectively manage a product recall and it would detract management’s attention from implementing our core business strategies. As a result, a significant product defect or product recall could cause a decline in our sales and profitability and could reduce or deplete our financial resources.

We need to undertake additional significant marketing efforts for our present and planned products.

Until 2019, our marketing efforts were limited in large part to sales in the business-to-business channel. In order to achieve profitability, we need to undertake significant marketing efforts for our existing and planned products in the business-to-consumer and medical channels, including building awareness of our Veritas Farms™ brand and promoting both online and “brick and mortar” sales. While we have commenced this efforts as capital became available in 2019, these marketing efforts must continue on an ongoing basis. There is no assurance that any marketing strategy we develop can be successfully implemented or if implemented, that it will result in significant sales of our existing and planned products.

Our current revenues are generated from sales of our products to a limited number of customers and accordingly, until we expand our sales channels and customer base, the loss or failure to pay amounts owed when due of any of such customers could harm our business, results of operations and financial conditions.

To date, substantially all of our revenues have been generated from sales of our products to a limited number of distributors in the business-to-business channel. While we have been working to grow our customer base, for the year ended December 31, 2018, one customer accounted for 31% of sales, while for the year ended December 31, 2017 one customer accounted for 72% of sales. For the nine months ended September 30, 2019, three customers accounted for 21%, 21% and 11% of sales, respectively, and for the nine months ended September 30, 2018, two customers accounted for 41% and 12% of sales, respectively. If any of these customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity. Accordingly, until we further expand our sales channels and customer base, the loss or failure to pay amounts owed when due of any of such customers could materially harm our business, results of operations and financial condition, up to and including putting us out of business, in which case you would lose your entire investment.

Our agreements with customers do not require them to purchase any specified amounts of our products or dollar amounts of sales or to make any purchases whatsoever. Therefore, we cannot assure you that, in any future period, our sales generated from these customers, individually or in the aggregate, will equal or exceed historical levels. We also cannot assure you that, if sales to any of these customers cease or decline, we will be able to replace these sales with sales to either existing or new customers in a timely manner, or at all. A cessation or reduction of sales, or a decrease in the prices of products sold to one or more of these customers could cause a significant decline in our net sales and profitability.

The Company may require additional financing to become profitable.

To date, the Company has funded its development activities primarily through private placements of equity, capital contributions from its principals and shareholder loans. The report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2018 includes an explanatory paragraph stating that our lack of revenues and working capital raise substantial doubt about our ability to continue as a growing concern.  In order to become profitable, the Company may require additional financing. There can be no assurance that additional financing will be available to the Company when needed, on favorable terms or otherwise.  Moreover, any such additional financing may dilute the interests of existing shareholders.  The absence of additional financing, if and when needed, could cause the Company to delay full implementation of its business plan in whole or in part, curtail its business activities and seriously harm the Company and its prospects.

Our business is subject to compliance with government regulation the cost of which may be material and the failure to comply with present and future government regulation could harm our business, results of operations, financial condition and prospects, could put us out of business and could cause you to lose your entire investment.

We are subject to numerous federal, state, local, and foreign laws and regulations, including those relating to:

●	the production of our products;

●	environmental protection;

●	interstate commerce and taxation; and

●	workplace and safety conditions, minimum wage and other labor requirements.

The federal Agriculture Improvement Act of 2018, signed into law on December 20, 2018, along with the Agricultural Act of 2014, the corresponding Consolidated Appropriations Act of 2016 provisions (as extended by resolution into 2018) and Colorado’s Industrial Hemp Regulatory Program and related state law, provide for the cultivation of hemp, and processing and manufacturing of hemp products, as part of agricultural pilot programs and/or state plans adopted by individual states, including Colorado (pursuant to which we operate). The uncertainty of conflicting interpretations of these legislative authorities, as they relate to: (a) the federal Controlled Substance Act’s provisions relating to the cultivation of “marijuana;” or, (b) the Federal Food, Drug and Cosmetic Act’s provisions relating to the permissibility of hemp-derived ingredients in finished consumer goods and products presents a substantial risk to the success and ongoing viability of the Company and the hemp industry in general. The uncertainty is a deterrent to investment in cannabis-related businesses, securing channels of distribution and obtaining banking, payment processing services, transfer agent, clearing, and other financial services. Investors face uncertainty in the ability to deposit and clear the securities offered herein.

The Trump Administration announced last year that there may be greater enforcement of federal laws regarding marijuana. Federal enforcement of existing laws and regulations could have a material adverse effect on our business and may cause you to lose your entire investment.

New legislation or regulations may be introduced at either the federal and/or state level which, if passed, would impose substantial new regulatory requirements on the manufacture, packaging, labeling, advertising and distribution and sale of hemp-derived products. New legislation or regulations may require the reformulation, elimination or relabeling of certain products to meet new standards and revisions to certain sales and marketing materials, and it is possible that the costs of complying with these new regulatory requirements could be material.

The U.S. Food and Drug Administration (the “FDA”), Federal Trade Commission (the “FTC”) and their state-level equivalents, possess broad authority to enforce the provisions of federal and state law, respectively, applicable to consumer products and safeguards as such relate to foods, dietary supplements and cosmetics, including powers to issue a public warning or notice of violation letter to a Company, publicize information about illegal products, detain products intended for import or export (in conjunction with U.S. Customs and Border Protection) or otherwise deemed illegal, request a recall of illegal products from the market, and request the Department of Justice, or the state-level equivalent, to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. or respective state courts. The initiation of any regulatory action towards industrial hemp or hemp derivatives by the FDA, FTC or any other related federal or state agency, would result in greater legal cost to Veritas Farms, may result in substantial financial penalties and enjoinment from certain business-related activities, and if such actions were publicly reported, they may have a materially adverse effect on the Company, its business and its results of operations.

If Veritas Farms fails to properly manage its anticipated growth, the Company’s business could suffer.

A significant part of Veritas Farms’ strategy will be to expand sales and marketing of its existing products into new channels and geographic markets and develop, sell and market additional product, such as those in its Veritas Farms™ product line. Our planned expansion may place a significant strain on management, as well as on operational and financial resources and systems. To manage growth effectively, the Company will need to maintain a system of management controls, and attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees. Failure to manage our anticipated growth effectively could cause us to over-invest or under-invest in infrastructure, and result in losses or weaknesses in our infrastructure, which could have a material adverse effect on the ability to successfully implement our planned growth strategies, as well as on the Company’s business, results of operations and financial condition.

Veritas Farms will likely face substantial competition.

The industrial hemp cultivation and derivative products industry is relatively new and evolving. While we believe that the industry is fragmented at the present time, there are numerous competitors, including Green Roads, Charlotte’s Webb, Folium Biosciences, CBD Rx., Mary’s Nutritional and CV Sciences, some of whom are larger and have a longer operating history and greater financial resources than does the Company. Moreover, we may also face competition with larger firms in consumer products manufacturing and distribution industry, who elect to enter the market given the relatively low barriers to entry. Veritas Farms believes that it competes effectively with its competitors because of its vertical integration through the cultivation, extraction, formulation, manufacturing and distribution processes, the quality of its products and customer service. However, no assurance can be given that Veritas Farms will effectively compete with its existing or future competitors. In addition, competition may drive the prices of our products down, which may have a materially adverse effect on our business.

We are dependent upon our Chief Executive Officer and Executive Vice President and the loss of either of such individuals could have an adverse effect on the Company.

Until we build up our management infrastructure, our success depends in large part upon the efforts of Alexander M. Salgado, our Chief Executive Officer and Erduis Sanabria, our Executive Vice President. While we are party to employment agreement with each of those individuals, we do not currently maintain “key man” life insurance on either of them. Notwithstanding the foregoing, the loss of either of their services would currently have a material adverse effect on Veritas Farms.

The Company’s success will be dependent in part upon its ability to attract qualified personnel and consultants.

The Company’s success will be dependent in part upon its ability to attract qualified management, administrative, product development and marketing and sales personnel and consultants.  The inability to do so on favorable terms may harm the Company’s proposed business.

We do not have any business interruption insurance, and this may cause us to be unable to continue as a going concern if there is an interruption to our business.

There are a variety of things that may cause an interruption in our business, such as weather events. We do not carry business interruption insurance, which means that if our business is interrupted, we could be unable to produce, develop and market our products, and could lose substantial revenue and cash flow, materially harming our business, operations, and financial results.

We depend upon our trademarks and proprietary rights, and any failure to protect our intellectual property rights or any claims that we are infringing upon the rights of others may adversely affect our competitive position.

Our success depends, in large part, on our ability to protect our current and future brands (including Veritas Farms™) and products and to defend our intellectual property rights. We cannot be sure that trademarks will be issued with respect to any future trademark applications or that our competitors will not challenge, invalidate or circumvent any existing or future trademarks issued to us.

Risks Related to our Status as a Public Company

We are and plan to continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 that requires us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs could reduce or eliminate our ability to earn a profit.

We are and plan to continue to be required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder. In order to comply with these requirements, our independent registered public accounting firm has to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel has to review and assist in the preparation of such reports. The incurrence of such costs is an expense to our operations, may increase as the Company grows and therefore have a negative effect on our ability to meet our overhead requirements and earn a profit. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

Our internal controls are inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Rule 13a-15(f) under the Exchange Act, internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

●	pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

●	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and/or directors of the Company; and

●	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Our Chief Executive Officer (our Principal Executive, Financial and Accounting Officer) identified the following two material weaknesses that have caused management to conclude that, as of December 31, 2018, our disclosure controls and procedures, and our internal control over financial reporting, were not effective at the reasonable assurance level in that:

●	We do not have written documentation of our internal control policies and procedures. Written documentation of key internal controls over financial reporting is a requirement of Section 404 of the Sarbanes-Oxley Act. Management evaluated the impact of our failure to have written documentation of our internal controls and procedures on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

●	We do not have sufficient segregation of duties within accounting functions, which is a basic internal control. Due to our size and nature, segregation of all conflicting duties may not always be possible and may not be economically feasible. However, to the extent possible, the initiation of transactions, the custody of assets and the recording of transactions should be performed by separate individuals. Our Chief Executive Officer (our Principal Executive, Financial and Accounting Officer), evaluated the impact of our failure to have segregation of duties on our assessment of our disclosure controls and procedures and has concluded that the control deficiency that resulted represented a material weakness.

We have taken and are continuing to take additional steps to remedy these material weaknesses, including the hiring of our Chief Executive Officer. However, have incurred and expect to incur additional expenses and diversion of management’s time in order to do so, which may adversely affect our business, results of operations and financial condition. Further effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

The Jobs Act has reduced the information that the Company is required to disclose, which could adversely affect the price of our common stock.

Under the Jobs Act, the information that the Company is required to disclose has been reduced in a number of ways.

Before the adoption of the Jobs Act, the Company was required to register the common stock under the Exchange Act within 120 days after the last day of the first fiscal year in which the Company had total assets exceeding $1,000,000 and 500 record holders of the common stock; the Jobs Act has changed this requirement such that the Company must register the common stock under the Exchange Act within 120 days after the last day of the first fiscal year in which the Company has total assets exceeding $10,000,000 and 2,000 record holders or 500 record holders who are not “accredited investors.” As a result, the Company is now required to register the common stock under the Exchange Act substantially later than previously.

As a company that had gross revenues of less than $1 billion during the Company’s last fiscal year, the Company is an “emerging growth company,” as defined in the Jobs Act (an “EGC”). The Company will retain that status until the earliest of (a) the last day of the fiscal year which the Company has total annual gross revenues of $1,000,000,000 (as indexed for inflation in the manner set forth in the Jobs Act) or more; (b) the last day of the fiscal year of following the fifth anniversary of the date of the first sale of the common stock pursuant to an effective registration statement under the Securities Act; (c) the date on which the Company has, during the previous three year period, issued more than $1,000,000,000 in non-convertible debt; or (d) the date on which the Company is deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act or any successor thereto. As an EGC, the Company is relieved from the following:

●	The Company is excluded from Section 404(b) of the Sarbanes-Oxley of 2002 (“Sarbanes-Oxley”), which otherwise would have required the Company’s auditors to attest to and report on the Company’s internal control over financial reporting. The Jobs Act also amended Section 103(a)(3) of Sarbanes-Oxley to provide that (i) any new rules that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) requiring mandatory audit firm rotation or changes to the auditor’s report to include auditor discussion and analysis (each of which is currently under consideration by the PCAOB) shall not apply to an audit of an EGC; and (ii) any other future rules adopted by the PCAOB will not apply to the Company’s audits unless the SEC determines otherwise.

●	The Jobs Act amended Section 7(a) of the Securities Act to provide that the Company need not present more than two years of audited financial statements in an initial public offering registration statement and in any other registration statement, need not present selected financial data pursuant to Item 301 of Regulation S-K for any period prior to the earliest audited period presented in connection with such initial public offering. In addition, the Company is not required to comply with any new or revised financial accounting standard until such date as a private company (i.e., a company that is not an “issuer” as defined by Section 2(a) of Sarbanes-Oxley) is required to comply with such new or revised accounting standard. Corresponding changes have been made to the Exchange Act, which relates to periodic reporting requirements, which would be applicable if the Company were required to comply with them.

●	As long as the Company is an EGC, the Company may comply with Item 402 of Regulation S-K, which requires extensive quantitative and qualitative disclosure regarding executive compensation, by disclosing the more limited information required of a “smaller reporting company.”

●	In the event that the Company registers the common stock under the Exchange Act as it intends to do, the Jobs Act will also exempt the Company from the following additional compensation-related disclosure provisions that were imposed on U.S. public companies pursuant to the Dodd-Frank Act: (i) the advisory vote on executive compensation required by Section 14A(a) of the Exchange Act; (ii) the requirements of Section 14A(b) of the Exchange Act relating to shareholder advisory votes on “golden parachute” compensation; (iii) the requirements of Section 14(i) of the Exchange Act as to disclosure relating to the relationship between executive compensation and our financial performance; and (iv) the requirement of Section 953(b)(1)of the Dodd-Frank Act, which requires disclosure as to the relationship between the compensation of the Company’s chief executive officer and median employee pay.

Since the Company is not required, among other things, to file reports under Section 13 of the Exchange Act or to comply with the proxy requirements of Section 14 of the Exchange Act until such registration occurs or to comply with certain provisions of Sarbanes-Oxley and the Dodd-Frank Act and certain provisions and reporting requirements of or under the Securities Act and the Exchange Act or to comply with new or revised financial accounting standards as long as the Company is an EGC, and the Company’s officers, directors and 10% shareholders are not required to file reports under Section 16(a) of the Exchange Act until such registration occurs, the Jobs Act has had the effect of reducing the amount of information that the Company and its officers, directors and 10% shareholders are required to provide for the foreseeable future.

As a result of such reduced disclosure, the price for the common stock may be adversely affected, if a market ever develops.

Public companies are subject to risks relating to securities fraud and derivative lawsuits, which may have a material adverse effect on our business, operations, and financial results.

As a publicly-traded company, we are subject to state and federal securities laws. There is a risk that we may be subject to lawsuits that allege that we have violated such laws. Such a lawsuit would cause us to incur significant legal fees and could take up significant time of our executive officers and directors. We may be unable to defend or settle such an action, causing a material adverse effect on our business, operations, and financial results.

Such allegations could materially harm our reputation among investors and damage our ability to raise funds, issue securities, or remain liquid. It may reduce trading volume and cause a significant decline in the market price of our shares, damaging your ability to sell your shares. We do not currently have directors’ and officers’ insurance.

Risks Related to Our Common Stock

We cannot guarantee the continued existence of an active established public trading market for our shares.

Our shares are currently quoted on the OTCQB tier of the over-the-counter market operated by OTC Markets Group, Inc. Trading in stock quoted on the OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our shares for reasons unrelated to operating performance. Accordingly, OTCQB may provide less liquidity for holders of our shares than a national securities exchange such as the Nasdaq Stock Market. There is no assurance that we can successfully maintain an active established trading market for our shares.

Market prices for our shares may also be influenced by a number of other factors, including:

●	the issuance of new equity securities pursuant to a public or private offering;

●	changes in interest rates;

●	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	variations in quarterly operating results;

●	change in financial estimates by securities analysts;

●	the depth and liquidity of the market for our shares;

●	investor perceptions of Veritas Farms and its industry generally; and

●	general economic and other national conditions.

Our common stock is currently deemed to be a “penny stock” and is restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a shareholder’s ability to buy and sell our common stock.

Our common stock is currently classified as a “penny stock.” The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse in each of the two preceding years, with a reasonable expectation of having such income in the current year. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our shares.

In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our shares, which may limit your ability to buy and sell our shares.

The market for penny stocks has experienced numerous frauds and abuses that could adversely impact investors in our shares.

Company management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

●	control of the market for the security by one or a few broker-dealers that are often related to a promoter or issuer;

●	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	“boiler room” practices involving high pressure sales tactics and unrealistic price projections by sales persons;

●	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

●	wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Your voting rights and control of the Company may be affected by the unrestricted ability of the board of directors to issue shares of preferred stock and to fix the rights, preferences, and number of shares constituting any series of preferred stock they may issue.

Our board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series of the designation of such series. While our Articles of Incorporation and bylaws do not contain any provisions that may delay, defer or prevent a change in control, the issuance of preferred stock may have the effect of delaying or preventing a change in control, make removal of our management more difficult, or reduce your voting rights.

Our Articles of Incorporation and By Laws provide for indemnification of officers and directors at our expense and limit their liability that may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our Articles of Incorporation and Bylaws provide for the indemnification of our officers and directors and we have entered into indemnification agreements with our three “independent” directors.  We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We do not expect to pay cash dividends in the foreseeable future.

We have never paid cash dividends on our shares. We do not expect to pay cash dividends on our shares at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our shares, return on your investment, if any, will depend solely on an increase, if any, in the market value of our shares.

The “market overhang” from options, warrants and convertible securities could adversely impact the market price of our shares.

The “market overhang” from options, warrants and convertible securities could adversely impact the market price of our shares as a result of the dilution which would result if such securities were exercised for or converted into shares.

Risks Related to Forward-Looking Statements

This prospectus contains forward-looking statements.

This prospectus contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by our forward-looking statements. Such risks and uncertainties include, among other things, those discussed in these “Risk Factors” and elsewhere in this prospectus. Examples of forward-looking statements include projected financial information, statements of our plans and objectives for future operations and statements concerning proposed products and services. In some cases, you can identify forward-looking statements by the use of terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements. Actual events or results may differ materially. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.  We may receive proceeds in connection with the exercise of the Investor Warrants and/or the Placement Agent Warrants, if exercised for cash.  We intend to use any such proceeds for working capital and other general corporate purposes.  There is no assurance that any of the foregoing warrants will ever be exercised for cash, if at all. We have agreed to bear the expenses (other than any underwriting discounts or commissions or broker’s commissions) in connection with the registration of the common stock being offered hereby by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus covers the resale from time to time by the selling shareholders identified in the table below of up to 19,889,331 shares of common stock through this prospectus consisting of (a) 9,643,748 shares purchased in the 2019 Private Offering; (b) 964,375 shares issuable upon exercise of the Placement Agent Warrants; (c) 750,000 shares issuable upon exercise of the Advisory Warrants; (d) 7,312,500 shares issued to the selling shareholders as part of Units sold in the 2018 Private Offering or issued upon the subsequent exercise of the Investor Warrants; and (e) 1,218,708 shares of issuable upon exercise of the remaining outstanding Investor Warrants.

We are registering the shares to permit the selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest to, from time to time, sell any or all of the shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions when and as they deem appropriate in the manner described in “Plan of Distribution.” As of the date of this Prospectus, there are 41,408,298 shares of our common stock issued and outstanding.

The following table sets forth, as of the date of this Prospectus, the name of each selling shareholder, the number and percentage of shares of our common stock beneficially owned by each selling shareholder prior to the offering for resale of the shares under this Prospectus, the number of shares of our common stock beneficially owned by each selling shareholder that may be offered from time to time under this Prospectus, and the number and percentage of shares of our common stock beneficially owned by the selling shareholder after the offering of the shares (assuming all of the offered shares are sold by the selling shareholder.

There are no agreements between the Company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.   Except for Dr. Bao Tran Doan, who became a director of the Company in March 2019 and the Placement Agent, who served as the Company’s placement agent for the 2018 Private Offering and the 2019 Private Offering, none of the selling shareholders has ever been an executive officer or director of the Company or has had a material relationship with us at any time within the past three (3) years.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Name of Selling Shareholder	Total Shares Owned by Selling Shareholder	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Shareholder After Offering

Ian Wight	587,500	500,000	1.4%	87,500

Robert A. Williams and Melissa Williams	250,000	250,000	*	0

Makahit LLC (1)	1,100,000	1,100,000	2.6%	0

Paul David Crain	583,334	583,334	1.4%	0

George Atlee Bodden	2,443,750	1,796,875	5.9%	646,875

Joseph Seely	150,000	150,000	*	0

Steven Eberly	100,000	100,000	*	0

Name of Selling Shareholder	Total Shares Owned by Selling Shareholder	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Shareholder After Offering

William R. Maines	3,125,000	3,125,000	7.5%	0

Marcus Simonds	500,000	500,000	1.2%	0

Richard Danzansky	421,875	390,625	1.0%	31,250

John Gould	250,000	250,000	*	0

Joseph E. Simmons and Jacqueline Simmons	250,000	250,000	*	0

Lewis Rissman	175,000	175,000	*	0

Steven Gurland	125,000	125,000	*	0

Cornelis F. Wit(2)	2,812,500	1,125,000	6.8%	1,687,500

Dennis F. Ratner Revocable Trust	562,500	500,000	1.3%	62,500

Deborah Ann Mulligan	125,000	125,000	*	0

Matthew Ian Wight	87,500	87,500	*	0

Michael Gordon	265,625	265,625	*	0

Naul Clayton Bodden	468,750	250,000	1.1%	218,750

Morton Brown	93,750	93,750	*	0

Nicholas Petrocelli	250,000	250,000	*	0

Manoel A. Pinto	62,500	62,500	*	0

Michael Martin	250,000	250,000	*	0

Rainbow 18, LLC (3)	250,000	250,000	*	0

ARA Capital Trading, LLC (4)	375,000	375,000	*	0

Steve Koffman	166,667	166,667	*	0

Dr. Lawrence T. Markson	109,375	75,000	*	34,375

Dr. Eric T. Markson	75,000	75,000	*	0

Lorentz C. Stepperud	25,000	25,000	*	0

Michael Oliver Martelly	100,000	100,000	*	0

Michael Roumph	562,500	500,000	1.3%	62,500

Curt Fenkl	281,250	281,250	*	0

Residence Ventures, LLC(5)	83,334	83,334	*	0

Tapan K. Daftari	364,584	333,334	*	21,350

Name of Selling Shareholder	Total Shares Owned by Selling Shareholder	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Shareholder After Offering

Dr. Bao Tran Doan	253,125	125,000	*	128,125

Peter J. Caplin and Candace Caplin	31,250	31,250	*	0

Ananda Cifre(2)	2,812,500	1,125,000	6.8%	1,687,500

Gary Scott Frank	31,250	31,250	*	0

Mesa Redonda Investments LLC(6)	281,250	281,250	*	0

Richard Moreschini	31,250	31,250	*	0

Charles J. Rappaport	62,500	62,500	*	0

Rumar Investments LLC(7)	555,500	555,000	1.3%	0

Richard S. Greene	31,250	31,250	*	0

Kevin Jackson	25,000	25,000	*	0

Scott Weinberg	250,000	250,000	*	0

Robert T. Parisi	125,000	125,000	*	0

Julio E. Hernandez and Francisco Navarro JTWROS	31,250	31,250	*	0

James G. Cloud	62,500	62,500	*	0

Mark Franey	62,500	62,500	*	0

Ramon Monzon	37,500	37,500	*	0

James Reitzner	125,000	125,000	*	0

Jeffrey E. Cooley	125,000	125,000	*	0

Ralph Fusco	62,500	62,500	*	0

Barbara Oostra and Randy Oostra	375,000	375,000	*	0

Elvis Rizvic	62,500	62,500	*	0

William Tuberville	93,750	93,750	*	0

Brent W. Hoag	62,500	62,500	*	0

Dennis Hobt	93,750	93,750	*	0

Name of Selling Shareholder	Total Shares Owned by Selling Shareholder	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Shareholder After Offering

Bobby Lee Moss	62,500	62,500	*	0

John Niebauer, Jr.	187,500	187,500	*	0

Ivan Pomareda	93,750	93,750	*	0

Todd A. Strayer and Bobbie M. Strayer	78,125	78,125	*	0

Martin J. Brill	31,250	31,250	*	0

Jerry Caldwell	31,250	31,250	*	0

Stephen Childs	31,250	31,250	*	0

Diana and David Freshwater Revocable Living Trust	50,000	50,000	*	0

Michael D. Gambee	31,250	31,250	*	0

David J. Hegland	62,500	62,500	*	0

James R. Ipser	31,250	31,250	*	0

Richard E. Jones	250,000	250,000	*	0

Rick Jones	62,500	62,500	*	0

Randall Kampa	31,250	31,250	*	0

Philip Krupp	62,500	62,500	*	0

Robert Lovell	125,000	125,000	*	0

Marvin Dale Martin	31,250	31,250	*	0

Aaron Ross	31,250	31,250	*	0

Siegler Family Revocable Trust	93,750	93,750	*	0

Donny Smith	31,250	31,250	*	0

Andrew C. Stepaniuk	31,250	31,250	*	0

Unique Healthcare Products(8)	125,000	125,000	*	0

Cosimo Violati	31,250	31,250	*	0

Jay Weinberg	125,000	125,000	*	0

Name of Selling Shareholder	Total Shares Owned by Selling Shareholder	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Shareholder After Offering

Marcia Weinberg Revocable Trust	31,250	31,250	*	0

Steve Wietsma	56,250	56,250	*	0

Shawn Wiltshire	31,250	31,250	*	0

Arthur Berrick	31,250	31,250	*	0

Barry Donner	31,250	31,250	*	0

Henry Geisel, Noah Geisel & Gideon Geisel	62,500	62,500	*	0

Scott Jasper	31,250	31,250	*	0

Charles M. Merkel	53,930	50,000	*	3,930

Gerald J. Quave	31,250	31,250	*	0

Lynne Auerbach	31,250	31,250	*	0

B&G Properties LLC(9)	31,250	31,250	*	0

Jean-Paul Bosque	62,500	62,500	*	0

CIG Medical Consulting, LLC(10)	31,250	31,250	*	0

Donald M. Mewhort III	31,250	31,250	*	0

Erkios Venture Capital LLC(11)	62,500	62,500	*	0

Alexander Freund	31,250	31,250	*	0

Michael George Gaynier	31,250	31,250	*	0

Gary Steven Gilgore	37,500	37,500	*	0

Gary L. Gottschalk Living Trust	31,250	31,250	*	0

Gary Greenberg	31,250	31,250	*	0

Sandra M. Hylant	31,250	31,250	*	0

Sarbjit Johl	43,750	43,750	*	0

Jack Mewhort	31,250	31,250	*	0

Matthew E. Niebauer	187,500	187,500	*	0

Name of Selling Shareholder	Total Shares Owned by Selling Shareholder	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Shareholder After Offering

Gordon M. Johnson	31,250	31,250	*	0

Raymond and Diuleivy Mobayed	46,875	46,875	*	0

Richard Pawlinger	31,250	31,250	*	0

Shannon Posavad	31,250	31,250	*	0

Charles Joseph Rounds	31,250	31,250	*	0

Daniel L. Sambursky	62,500	62,500	*	0

Kuno Didier Van der Post	100,000	100,000	*	0

Proactive Capital Partners(12)	31,250	31,250	*	0

Karen Aycock	31,250	31,250	*	0

Angyalfy Family Trust	25,000	25,000	*	0

Fredric Colman	31,250	31,250	*	0

Joseph S. Gimbel	62,500	62,500	*	0

GSB Holding, Inc. (13)	31,250	31,250	*	0

Hartstein Investments LP(14)	31,250	31,250	*	0

Cheryl Hintzen	25,000	25,000	*	0

Investment Partners of Nevada LLC(15)	50,000	50,000	*	0

Jia Qi	937,488	937,488	2.3%	0

Leonite Capital LLC(16)	31,250	31,250	*	0

Logo Consulting LLC(17)	25,000	25,000	*	0

Richard and Catherine Metsch	31,250	31,250	*	0

Monheit Family Trust	37,500	37,500	*	0

Name of Selling Shareholder	Total Shares Owned by Selling Shareholder	Total Shares to be Registered Pursuant to this Offering	Percentage of Common Stock Before Offering	Number of Shares Owned by Selling Shareholder After Offering

Stockbridge Enterprises LP(18)	62,500	62,500	*	0

WestPark Capital, Inc.	1,133,776	857,188	*	276,588

Jeanpierre Ayala	1,578,915	857,188	*	721,727

*	Less than 1%.

(1)	Harvey Birdman has voting and dispositive control of the shares held by Makahit LLC.
(2)	Includes shares held of record individually by Mr. Wit and Ms. Cifre, who are spouses.
(3)	Herbert Hirsch has voting and dispositive control of the shares held by Rainbow 18, LLC.
(4)	Alain Aragon has voting and dispositive control of the shares held by ARA Capital Trading, LLC.
(5)	Sephr Alavi Bebr has voting and dispositive control of the shares held by Residence Ventures, LLC.
(6)	Robert J. Maseri has voting and dispositive control of the shares held by Mesa Redonda Investments LLC.
(7)	Ruben H. Nicolas has voting and dispositive control of the shares held by Rumar Investments LLC.
(8)	Brad Hanus has voting and dispositive control of the shares held by Unique Healthcare Products.
(9)	Jonathan Brunswig has voting and dispositive control of the shares held by B&G Properties LLC.
(10)	Steven and Caroline Gurland share equal has voting and dispositive control of the shares held by CIG Medical Consulting, LLC.
(11)	Luis Navarro has voting and dispositive control of the shares held by Erkios Venture Capital LLC.
(12)	Jeffrey Ranson has voting and dispositive control of the shares held by Proactive Capital Partners.
(13)	David H. Clarke has voting and dispositive control of the shares held by GSB Holding, Inc.
(14)	Kenneth Hartstein has voting and dispositive control of the shares held by Hartstein Investments LP.
(15)	James Porrello has voting and dispositive control of the shares held by Investment Partners of Nevada.
(16)	Avi Geller has voting and dispositive control of the shares held by Leonite Capital LLC.
(17)	Lauren Murro has voting and dispositive control of the shares held by Logo Consulting LLC.
(18)	Mitchell A. Saltz has voting and dispositive control of the shares held by Stockbridge Enterprises LP.

PLAN OF DISTRIBUTION

The selling shareholders named in this Prospectus, and any of their pledgees, donees, transferees, assignees and successors-in-interest, may from time to time, offer and sell any or all of the shares of common stock through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock. However, we may receive proceeds in connection with the exercise of the Warrants, if they are exercised for cash.

The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of shares of common stock. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock.

Our common stock is currently quoted on the OTCQB tier of the over-the-counter market operated by OTC Markets Group, Inc. under the symbol “VFRM.” On December 5, 2019 the closing price for our common stock was $1.40, as reported by OTC Markets Group, Inc.

The selling shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that this registration statement is declared effective by the SEC;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the distribution of common stock by any selling shareholder to its partners, members or shareholders;

●	any other method permitted pursuant to applicable law; and

●	a combination of any such methods of sale.

Broker-dealers engaged by the selling shareholders may arrange for broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this Prospectus, as subsequently further supplemented or amended, if required.

Upon a selling shareholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such shareholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (a) the name of each such selling shareholder and of the participating broker-dealer(s); (b) the number of shares involved; (c) the price at which such shares of common stock were sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus; and (f) other facts material to the transaction.

If a selling shareholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The selling shareholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling shareholders in connection with resales of their respective shares under this registration statement. We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock.

BUSINESS

Overview

Veritas Farms is an entirely vertically-integrated agribusiness focused on producing, marketing, and distributing highest purity full spectrum natural phytocannabinoid-rich industrial hemp products. Veritas Farms owns and operates a 140-acre farm in Pueblo, Colorado, capable of producing over 200,000 proprietary full spectrum phytocannabinoid-rich hemp plants potentially yielding a minimum annual harvest of over 200,000 pounds of outdoor-grown industrial hemp. While part of the cannabis family, industrial hemp, which contains less than 0.3% tetrahydrocannabinol (“THC”), the psychoactive compound that produces the “high” in marijuana, is distinguished from marijuana by its use, physical appearance and lower THC concentration (marijuana generally has a THC level of 10% or more). The Company also operates approximately 15,000 sq. ft. of climate-controlled greenhouses to produce a consistent supply of year-round indoor-cultivated hemp. In addition, there is a 10,000-sq. ft. onsite facility used for processing raw industrial hemp, oil extraction, formulation laboratories, and quality/purity testing. Veritas Farms is registered with the Colorado Department of Agriculture to grow industrial hemp pursuant to federal law.

Veritas Farms meticulously processes its hemp crop to produce superior quality whole-plant hemp oil, extracts and derivatives which contain the entire broad spectrum of cannabinoids extracted from the flowers and leaves of hemp plants. Whole-plant hemp oil is known to provide the essential phytocannabinoid “entourage effect” resulting from the synergistic absorption of the entire broad spectrum of unique hemp cannabinoids by the receptors of the human endocannabinoid system. Most commercially available hemp oil and extracts are not derived from the entire plant and are usually from less desired hemp seed which contain fewer cannabinoids. As a result, Veritas Farms believes that its products are premier quality cannabinoids and are highly sought after by consumers and manufacturers of premium hemp products.

Veritas Farms has developed a wide variety of formulated phytocannabinoid-rich hemp products which are marketed and distributed by the Company under its Veritas Farms™ brand name. Our products are also available in bulk, white label and private label custom formulations for distributors and retailers. These types of products are in high demand by health food markets, wellness centers, physicians and other healthcare practitioners.

Veritas Farms™ products (50+ SKUs) include vegan capsules, gummies, tinctures, lotions, salves, cream and oral syringes. All product applications come in various flavors and strength formulations, in addition to bulk. Many of the Company’s whole-plant hemp oil products and formulations are available for purchase online directly from the Company through its Veritas Farms™ website, as well as through numerous other online retailers and “brick and mortar” retail outlets.

The branding of Company’s line of hemp oil and extract product has allowed market for penetration during 2019 into large retail chains vastly increasing brand exposure and awareness. The initial rollouts have been successful creating distribution opportunities into thousands of new retail outlets across the country (over 4,500 retail outlets as of the date of this prospectus). The shift from smaller order fulfillment to larger “big box store” orders creates an economy of scale and also offers the opportunity for the Company to achieve increased profitability.

Our Mission

Veritas Farms is a pioneer in quality phytocannabinoid products and organic farming methods. It is committed to serving the global community by uncompromising on our quality and continuing the pursuit of cutting-edge, ethical innovation.

Veritas Farms is different. We produce pure natural hemp derivatives, pesticide residual and solvent free, with whole plant phytocannabinoids. We achieve highest potency and purity in the derivative products from our oils.

Veritas Farms is committed to the research and development of improved, proprietary hemp genetics cultivation and innovation in order to provide the global community with uncompromised quality hemp products, containing the highest quality, quantity and consistency in the industry.

Our commitment to enhancing the symbiotic relationship between healthy plants and healthy people ensures that we provide whole plant, broad spectrum cannabinoid-rich hemp products while using only natural protocols and sustainable farming methods.

Our philosophy is to practice strict natural protocols for hemp cultivation and the latest technology to assist our sustainable, environmentally sound farming practices to ensure pure, pesticide free, and high quality consistent products.

Why Cannabinoids?

Cannabinoid-rich hemp oil is made from the stalks and leaves of the cannabis sativa plant. Like tetrahydrocannabinol, or THC, cannabinoid-rich hemp is an active cannabinoid found in cannabis plants. Unlike THC, however, cannabinoid-rich hemp has no psychoactive properties — and its health benefits may be even more profound than those of THC.

What are cannabinoids? They are chemical compounds secreted by the flowers of the cannabis plant. Our brains have receptors that respond pharmacologically to them. THC is the psychoactive cannabinoid, which binds to receptors in the brain, while cannabinoid-rich hemp binds to receptors throughout the body. Whole-plant hemp extracts are known to provide the essential phytocannabinoid “entourage effect” resulting from the synergistic absorption of the entire broad spectrum of unique hemp cannabinoids by the receptors of the human endocannabinoid system.

Through our body’s endocannabinoid receptors, cannabinoid-rich hemp can mitigate both pain and swelling or inflammation associated with it. Science has long known about cannabinoid’s analgesic properties, which is why we now have any number of cannabinoid-rich hemp-infused topical creams and salves designed for direct application to skin.

There seems to be no end to the painful conditions for which cannabinoid-rich hemp could mean a measure of localized relief. Enthusiasts commonly cite arthritis, menstrual cramps, headaches, and even plain old muscle soreness or the itchiness from psoriasis and dermatitis as potential targets for the cannabis compound.

Current Industry Factors

Typical Cannabinoid Company Profile. The majority of cannabinoid companies are either farmers/extractors, manufacturers, or retail brands. Farmers often grow and extract their oil, sometimes selling their oil wholesale to product manufacturers and sometimes manufacturing their own products and then selling them in bulk to brands that use them for private label products. Retail brands are forced into a state of constant supply search and often have to order from multiple farmers/extractors in order to ensure their demand is met. This causes inconsistency in product potency and quality, often leading to products that don’t have accurate Certificate of Analysis’ (COA’s) or additional contaminate tests.

Poor Quality Products, Morally Questionable Companies. As with any burgeoning new market, opportunistic entrepreneurs and entities have surfaced selling inferior products that are often misrepresented and mislabeled. These products may contain little to no active cannabinoid compounds, “dirty” or contaminated cannabinoid compounds, and often are aiming to find a quick payday for the company’s founders and take advantage of the lack of consumer education about the industry.

Lack of Consumer Knowledge/Confusion in Market Place. New markets and products are often rife with miseducation and misunderstanding. Cannabinoid products are just beginning to be absorbed by the mainstream public, who is still very un-aware of quality control concerns and how to alleviate them, proper applications and treatment uses, and dosing.

Our goal is to secure as large a share of the growing market for cannabinoid products as possible, by taking advantage of the fractured nature of the industry, the sometimes poor quality products offered and the lack of knowledge of the potential benefits of cannabinoid through:

●	Offering only the highest quality products by maintaining control of the growing, extracting and manufacturing processes.

●	Providing a one-stop vertically integrated source for cannabinoid products;

●	Increasing demand by educating consumers on the potential benefits of use of cannabinoid products; and

●	Employing an integrated marketing plan across both traditional and digital channels.

Our Products

Veritas Farms has developed a wide variety of formulated phytocannabinoid-rich hemp products which are marketed and distributed by the Company under its Veritas Farms™ brand name. Our products are also available in bulk, white label and private label custom formulations for distributors and retailers. These types of products are in high demand by health food markets, wellness centers, physicians and other healthcare practitioners.

Veritas Farms™ products (20+ SKUs) include vegan capsules, gummies, tinctures, lotions, salves, vape oils and oral syringes. All product applications come in various flavors and strength formulations, in addition to bulk. Many of the Company’s whole-plant hemp oil products and formulations are available for purchase online directly from the Company through its Veritas Farms™ website, as well as through numerous other online retailers and “brick and mortar” retail outlets. Our products include:

●	Cannabinoid-rich hemp oil: a pure, concentrated extract made from the flowers, leaves and stalks of either cannabis species — which is sold at bulk wholesale and also used for Veritas Farms™ product formulation.

●	Cannabinoid-rich hemp capsules and gummies offer the same product in easy-to-swallow or chew form.

●	Tinctures are used sublingually as an efficient way to absorb cannabinoids.

●	Cannabinoid-rich hemp oil for use in vaporizers.

●	Topically applied products include lotions and oils applied directly to the skin, usually to treat a specific spot of pain or inflammation.

All Veritas Farms™ products are of the highest-quality and third-party laboratory tested for strength/purity, bio-contaminants, heavy metals, pesticides, and solvents. Veritas Farms is working on launching additional product lines, opening up potential new markets for the Company. Our product pipeline includes:

●	The Veritas Beauty™ beauty and skin care product line encompassing massage oils, body scrubs and beauty soap.

●	A CBD-infused Veritas Farms™ sports cream.

●	A pet product taken internally, like flavored tincture.

●	Hemp edibles designed to deliver cannabinoid-rich hemp.

●	A medical product line formulated in partnership with dermatologists, internists, chiropractors and veterinarians, which is currently under development.

●	Additional pet products for dogs and cats

Production

Hemp growth, extraction, processing, formulation and product manufacture takes place at our facilities located on our 140-acre farm in Pueblo Colorado. Our farm is capable of producing over 200,000 plants potentially yielding potential minimum annual harvest of 200,000 to 300,000 pounds of outdoor grown hemp.

In addition, the Company’s 15,000 square feet of climate-controlled greenhouses are capable of producing a consistent supply of approximately 25,000 pounds per year of indoor cultivated hemp over 4-6 individual harvests.

There is an additional 10,000 sq. ft. on-site facility used for plant processing and oil extraction, in addition to housing Veritas Farms’ testing and formulation laboratories, wherein GMP (good manufacturing practices) are strictly maintained.

The production process starts in the ground, with our cultivation team. Veritas Farms is fortunate to have a team of dedicated, experienced, and passionate farming experts that nurture our plants with individual care, much like the care and attention paid to vines in a vineyard.

After harvest, our in-house laboratory chemists and extraction technicians produce varieties of high quality, pure hemp derivative oils while constantly finding methods to improve processes and improve our products.

Veritas Farms uses advanced, strict natural protocols to cultivate its cannabinoid-rich hemp oil yield from its plants. After naturally air drying, only the leaves and flowers richly coated with tricomes are processed with our advanced ethanol spray evaporation extractors according to the planned uses for the cannabinoid-rich hemp extracts. Whole plant full spectrum cannabinoid-rich hemp extracts are then further processed using chromatography and other techniques yielding pure distillates and other derivatives exceeding 80% cannabinoid-rich hemp with 0% THC (if so desired).

Marketing

Overview

The primary target customers markets for Veritas Farms™ products are:

●	Ages 35 – 55 (Gen X and Baby Boomers)

○	Health conscious/open minded

○	Affluent middle class

●	Medical patients

○	Looking to treat chronic disease, illness, and pain

●	Millennials

○	Health Conscious

○	Cannabis enthusiasts

○	Progressive/forward thinking/open minded

●	Athletes

●	Pet Owners

○	Passionate about pets

○	Disposable income spent on pets

○	Affluent 30+

To date, substantially all of our revenues have been generated from sales of our products to a limited number of distributors in the business-to-business channel. For the year ended December 31, 2017, one customer accounted for 72% of sales and for the nine months ended September 30, 2017, that same customer accounted for 74% of sales. For the nine months ended September 30, 2018, two customers accounted for 41% and 12% of sales, respectively. If any of these customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity. Accordingly, until we expand our sales channels and customer base, the loss or failure to pay amounts owed when due of any of such customers could materially harm our business, results of operations and financial condition

As part of the Company’s increased focus on sales and marketing, Veritas Farms recently launched a line of products under its own proprietary brand, Veritas Farms™, including hemp oil and extract products. The Veritas Farms™ brand line, including new packaging, was developed to expand the Company’s potential customer base. The Veritas Farms™ product line is expected to ultimately include vegan capsules, gummies, tinctures, lotions, salves, and oral syringes in various potency levels and flavors.

Currently, Veritas Farms has implemented an aggressive marketing plan to compete in the Cannabinoid industry. To become a market leader in the industry, the Company plans to use three primary channels to market its products, web-based marketing, traditional marketing and medical marketing.

Web-Based Marketing

General. Veritas Farms’ expanded Veritas Farms™ e-commerce retail platform is designed to be a source for offering the Company’s premium phytocannabinoid-rich extract products directly to consumers under the Veritas Farms™ brand. The site has the ability to quickly adapt to a rapidly evolving market and to position our branded product lines as a leader in the industry. In addition to its e-commerce platform, Veritas Farms is pursuing distribution with leading third-party online retailers.

Content Marketing via Blogs and Social Media. We believe that content marketing offers a cost-effective marketing strategy. The core components to Veritas Farms’ content marketing strategy are blogs and social media posts. Veritas Farms has partnered with Content Bacon (https://contentbacon.com/) to establish a market leader presence surrounding the cannabinoid industry, especially since blogging has the strongest impact on content marketing return on investment.1 Veritas Farms plans to launch an engaging social media campaign to promote the overall vision to quality and transparent phytocannabinoid products.

Influencer Campaigns. Influencer marketing is a type of marketing that focuses on using online leaders to drive the brand’s message to the larger market. Rather than market directly to a large group of consumers, Veritas Farms will partner with influencers to utilize their personal social channels to spread the word about the brand.2 Influencers would be celebrities, high-quality content creators, buzz builders and promoters and natural health advocates. Extensive tracking methods will be implemented to determine the effectiveness of the influencer campaigns.

Search Engine Optimization (SEO). Search Engine Optimization (SEO) is important for establishing and creating an online presence. Most every single online interaction starts with key words manually entered into a search engine to draw up relevant website options for the user. With SEO keywords maximized throughout Veritas Farms’ digital media campaign, the Target Market has a 93% increased chance of exposure to the brand.3 The Veritas Farms SEO marketing plan contemplates a monthly campaign to ensure the website ranks in top relevance for industry-related searches on major search engines such as Google, Bing and Yahoo.

Television Appearances and Magazine Features. Through appearances on various business-related television programs such as Varney & Company, The Money Show and New To The Street and the publication of a number of features in industry-related print and online magazines and other websites, such as the National Hemp Association, Veritas Farms plans to consistently promote its brand and products and educate consumers with other hemp industry-related information.

[1]	http://growwithtrellis.com/blog/the-importance-of-content-marketing-infographic/
[2]	https://www.tapinfluence.com/the-ultimate-influencer-marketing-guide/
[3]	https://www.imforza.com/blog/what-is-seo/

Traditional Marketing

In-House Sales Force Expansion. Veritas Farms maintains an in-house sales force to market to wholesale and retail accounts. Since completion of the 2018 Private Offering and July 2019 Private Offering, we have undertaken a significant expansion of our in-house sales team. The in-house sales team, which is based out of Fort Lauderdale, Florida, focuses on marketing to wholesale and retail accounts nationwide to grow our market share in traditional retail. In addition, we plan to further expand that portion of our sales team, which travels to major markets nationwide and focuses on direct sales to larger potential customers such as retail chains, including regional grocery stores, health food stores, and pharmacies. Further, they will be tasked with supporting retail account sales growth using staff education and incentives, point-of-sale promotions and in-store customer samplings.

Industry-Related Trade Shows and Conventions. Veritas Farms currently participates in major industry trade shows and conventions to develop its business to business and business to consumer sales pipelines. These expos include Natural Food and Vitamin, Holistic Healing, Pharmacy and Medical, Chiropractic, Cannabis/Phytocannabinoid, Sports Health, Veterinarian, Pet Food and Supply, and Natural Products. The Company plans to continue and expand these sales and marketing efforts.

Event Sponsorship. Veritas Farms has undertaken the sponsorship of various health and wellness events, such as the 2019 Malibu Marathon, where we have either promoted our existing product line or unveiled new product lines of additions to existing lines.

Billboard Campaigns. The Company has undertaken a digital and static billboard marketing campaign in nine U.S. cities, including Los Angeles, Atlanta, Dallas, Houston, Denver, Colorado Springs and New York City (Times Square), to highlight Veritas Farms and its product line. The billboard campaign is expected to display in excess of one hundred and twenty million impressions during its approximately three-month duration from the end of September to the beginning of January 2020.

Medical Sales and Marketing

Veritas Farms is completing development and expects to launch of its new line of medical products, formulated in partnership with dermatologists, internists, chiropractors and veterinarians throughout early 2020. In order to attract medical professionals and patients alike, the new line will be marketed and sold under a stand-alone brand and will be available exclusively to medical professionals.

We intend to make the line available only through medical professionals, pharmacies, and a dedicated portion of the e-commerce website that will require a promotional code from a partner medical professional.

Government Regulation

We are subject to numerous federal, state, local, and foreign laws and regulations, including those relating to:

●	The production of our products;

●	Environmental protection;

●	Interstate commerce and taxation; and

●	Workplace and safety conditions, minimum wage and other labor requirements.

The federal Agricultural Improvement Act of 2018, signed into law on December 20, 2018, along with the Agricultural Act of 2014, the corresponding Consolidated Appropriations Act of 2016 provisions (as extended by resolution into 2018) and Colorado’s Industrial Hemp Regulatory Program and related state law, provide for the cultivation of hemp, and processing and manufacturing of hemp products, as part of agricultural pilot programs and/or state plans adopted by individual states, including Colorado (pursuant to which we operate). However, there can be no assurance that new legislation or regulations may be introduced at either the federal and/or state level which, if passed, would impose substantial new regulatory requirements on the manufacture, packaging, labeling, advertising and distribution and sale of hemp-derived products. New legislation or regulations may require the reformulation, elimination or relabeling of certain products to meet new standards and revisions to certain sales and marketing materials and it is possible that the costs of complying with these new regulatory requirements could be material.

The U.S. Food and Drug Administration (the “FDA”), Federal Trade Commission (the “FTC”) and their state-level equivalents, possess broad authority to enforce the provisions of federal and state law, respectively, applicable to consumer products and safeguards as such relate to foods, dietary supplements and cosmetics, including powers to issue a public warning or notice of violation letter to a Company, publicize information about illegal products, detain products intended for import or export (in conjunction with U.S. Customs and Boarder Protection) or otherwise deemed illegal, request a recall of illegal products from the market, and request the Department of Justice, or the state-level equivalent, to initiate a seizure action, an injunction action, or a criminal prosecution in the U.S. or respective state courts. The initiation of any regulatory action towards industrial hemp or hemp derivatives by the FDA, FTC or any other related federal or state agency, would result in greater legal cost to Veritas Farms, may result in substantial financial penalties and enjoinment from certain business-related activities, and if such actions were publicly reported, they may have a materially adverse effect on the Company, its business and its results of operations.

Competition

The industrial hemp cultivation and derivative products industry is relatively new and evolving. While we believe that the industry is fragmented at the present time, there are numerous competitors, including Green Roads, Charlotte’s Web, Folium Biosciences, CBD Rx. St. Mary’s Nutritional and CV Sciences, some of whom may be larger and have a longer operating history and greater financial resources than does the Company. Moreover, we may also face competition with larger firms in consumer products manufacturing and distribution industry, who elect to enter the market given the relatively low barriers to entry. Veritas Farms believes that it competes effectively with its competitors because of its vertical integration through the cultivation, extraction, formulation, manufacturing and distribution processes, the quality of its products and customer service. However, no assurance can be given that Veritas Farms will effectively compete with its existing or future competitors.

Employees

As of the date of this prospectus, we have 97 full-time employees including our executive officers, 17 of whom are based in Fort Lauderdale, Florida and 73 of whom are based in Pueblo, Colorado, with the Company employing up to an additional 25-30 employees in Pueblo, Colorado during the outdoor harvest season.

Properties

The Company owns its 140-acre cultivation and production facility located at 8648 Lake Davis Road, Pueblo, Colorado.

The Company’s executive and sales offices are currently located in approximately 2,145 square feet of space at 1512 E. Broward Blvd., Suite 300, Fort Lauderdale, FL 33301. This space is leased from a non-affiliated party at a rental of $6,648.44 per month pursuant to a three-year lease expiring in August 2021. The Company believes that its production and office facilities are adequate for its present and proximate future needs.

Legal Proceedings

Currently there are no legal proceedings pending or threatened against us. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in any such matter may harm our business.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock was traded on the OTCPink tier of the over-the-counter market operated by OTC Markets Group, Inc. from October 2, 2017, until February 12, 2018, when it commenced trading on the OTCQB tier of the over-the-counter market under the symbol “SSWH”. Effective as of February 5, 2019 our trading symbol changed to “VFRM”. Such market is extremely limited. We can provide no assurance that our shares of common stock will be continued to be traded on the OTCQB or another exchange, or if traded, that the current public market will be sustainable.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, shareholders may have difficulty selling those securities.

Holders of our Common Stock

As of the date of this prospectus, we had 41,408,298 shares of common stock issued and outstanding and 193 holders of record of our common stock. One of these holders is CEDE and Company which is the mechanism used for brokerage firms to hold securities in book entry form on behalf of their clients and as of the date of this prospectus, they held 6,004,269 shares of common stock for these shareholders. Accordingly, we believe that Veritas Farms has significantly in excess of 193 beneficial shareholders as of such date.

Transfer Agent

VStock Transfer, LLC, Woodmere, New York, is the transfer agent for our common stock.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Rule 144 Shares

Rule 144 under the Securities Act provides that a person who is not an affiliate and has held restricted securities for a prescribed period of at least six months (if the issuer is a reporting company) or twelve (12) months (if the issuer is a non-reporting company, as is the case herein), may, under certain conditions, sell all or any of his shares without volume limitation.  Affiliates, however, may not sell shares in excess of 1% of the Company’s outstanding common stock in any three-month period.  There is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a shareholder who has not been an officer, director or control person for the three months prior to sale) after the restricted securities have been held by the owner for the aforementioned prescribed period of time. All the remaining shares of our common stock not covered by this prospectus are currently eligible for public sale pursuant to Rule 144, except for 3,930 shares, which will become so eligible in March 2020.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Explanatory Note

271 is deemed to be the survivor of the SanSal Acquisition for financial statement purposes. Moreover, we changed the Company’s fiscal year-end from January 31 to December 31 to coincide with 271’s fiscal year-end, effective with the year ended December 31, 2017. All share and per share information in this prospectus gives pro forma effect to the implementation of a six for one forward stock split effective November 9, 2017 and a one for four reverse stock effective September 20, 2019.

Results of Operations

Year ended December 31, 2018 compared to year ended December 31, 2017

Revenues. We had net sales for the year ended December 31, 2018 of $2,079,981, as compared to $1,114,674 for the year ended December 31, 2017, giving effect to the ramp up of commercial production and sale of newly branded Veritas FarmsTM hemp extract products and additional marketing efforts in 2018, as compared to 2017. Sales include bulk oils for wholesale, vegan capsules, tinctures, lotions, salves, vape oils, and oral syringes, all in various potency levels and flavors. We co-package in addition to marketing our own product lines. The majority of sales come from two customers, which may pose a business risk. We anticipate the trend of increasing sales to continue throughout 2019.

Cost of Sales: All expenses incurred to grow, process, and package the finished goods are included in our cost of sales. Cost of sales increased to $1,203,667 for the year ended December 31, 2018, from $923,260 for the year ended December 31, 2017, as a result of increased sales in 2018, offset by lower raw material costs as a result of fewer plant losses due to adverse weather and unnatural conditions in 2018, as compared to the large plant losses resulting from adverse weather conditions and unnatural circumstances incurred in 2017. As a result, we had gross profit of $876,314 for the year ended December 31, 2018, as compared to gross profit of $191,414 for the year ended December 31, 2017.

Expenses. Selling, general and administrative expenses increased to $5,282,744 for the year ended December 31, 2018, from $1,524,308 for the year ended December 31, 2017, reflecting the significant expansion of operations as a result of the increased availability of capital during 2018. General and administrative expenses consist primarily of administrative personnel costs, facilities expenses, and professional fee expenses. Professional fee expenses and a large marketing campaign towards Veritas FarmsTM products and an online presence comprise much of this increase.

Interest expense for the year ended December 31, 2018 was $28,468, $22,048 of which was attributable to loans from a principal shareholder, as compared to $41,773 for the year ended December 31, 2017, $16,230 of which was attributable to loans from a principal shareholder.

We incurred merger expenses relating to the Acquisition (which was treated as a reverse merger) of $260,750 during the year ended December 31, 2017, as compared to $0 in 2018.

As a result of the increase in operating and other expenses incurred during the year ended December 31, 2018, offset partially by higher gross profit, net loss for the year ended December 31, 2018 was $(3,385,983) or $(0.20) per share based on 18,999,350 weighted average shares outstanding, as compared to $(2,454,008) or $(0.16) per share for the year ended December 31, 2017, based on 14,666,803 weighted average shares outstanding.

Nine months ended September 30, 2019 compared to nine months ended September 30, 2018

Revenues. We had net sales for the nine months ended September 30, 2019 of $5,712,085, as compared to $1,277,914 for the nine months ended September 30, 2018, giving effect to the ramp up of commercial production and sale of newly branded Veritas Farms™ hemp extract products. The increase also reflects a significant expansion of retail distribution in the 2019 period from the 2018 period as a result of increased sales and marketing efforts. Sales include bulk oils for wholesale, vegan capsules, tinctures, lotions, salves, vape oils, and oral syringes, all in various potency levels and flavors. We co-package in addition to marketing our own Veritas Farms™ brand product line. Although sales for the third quarter of 2019 decreased from the prior quarter of 2018 due to the timing of orders from a number of our new distribution partners, we anticipate the trend of increasing sales to continue in the fourth quarter of 2019 and into 2020.

Cost of Sales: All expenses incurred to grow, process, and package the finished goods are included in our cost of sales. Cost of sales increased to $3,066,180 for the nine months ended September 30, 2019, from $887,840 for the comparable period in 2018, as a result of increased sales in the 2019 period and a plant write off of $77,387 during the nine months ended September 30, 2019. We had gross profit of $2,645,905 for the nine months ended September 30, 2019, as compared to gross profit of $390,074 for the nine months ended September 30, 2018.

Expenses. Selling, general and administrative expenses increased to $9,380,589 for the nine months ended September 30, 2019, from $2,041,773 for the nine months ended September 30, 2018, reflecting the expansion of operations as a result of the increased availability of capital during the 2019 period. General and administrative expenses consist primarily of administrative personnel costs, facilities expenses, professional fee expenses and marketing costs for our Veritas Farms™ brand products.

Interest expense for the nine months ended September 30, 2019 was $18,167, $5,714 of which was attributable to loans from a principal shareholder, as compared to $26,012 for the nine months ended September 30, 2018, $16,248 of which was attributable to loans from a principal shareholder.

As a result of the increase in operating, marketing and public company expenses incurred during the nine months ended September 30, 2019 and the timing of orders from a number of our new distribution partners during the third quarter of 2019, net loss for the nine months ended September 30, 2019, increased to $6,755,058 or $0.21 per share based on 32,450,833 weighted average shares outstanding, from $1,677,711 or $0.10 per share for the nine months ended September 30, 2018, based on 17,587,056 weighted average shares outstanding.

Liquidity and Capital Resources

As of September 30, 2019, total assets were $18,043,654, as compared to $7,014,086 at December 31, 2018. Assets primarily increased due to significant increases in cash, accounts receivable and inventories, as the Company utilized the services of a contract manufacturer for new product lines resulting in larger inventory balances.

Total current liabilities as of September 30, 2019 were $1,933,219, as compared to $738,476 at December 31, 2018. The increase was due in large part to increases in accounts payable, accrued expenses, current portion of right of use lease liability and current portion of long term debt, offset in part by the satisfaction of a $262,924 note receivable to a principal shareholder.

Net cash used in operating activities increased to $7,815,686 for the nine months ended September 30, 2019, from $2,125,463 for the 2018 period. Results of operations, offset by increases in stock-based compensation and accounts payable comprised most of the change.

Net cash used in investing activities was $1,338,069 for the nine months ended September 30, 2019 as compared to $292,212 for the nine months ended September 30, 2018, reflecting an increase in cash used for the purchase of property and equipment in the 2019 period.

Net cash provided by financing activities was $14,588,420 for nine months ended September 30, 2019, primarily attributable to the proceeds from the exercises of outstanding warrants and an additional private offering undertaken during the 2019 period as described below. This compares to net cash provided by financing activities of $2,936,769 for the nine months ended September 30, 2018.

Our primary sources of capital to develop and implement our business plan have been the proceeds from private offerings of our equity securities, capital contributions made by members prior to completion of the September 2017 acquisition of 271 Lake Davis Holdings, LLC by the Company and loans from shareholders, including Erduis Sanabria, our Executive Vice President and a director. The shareholder loans which were evidenced by promissory notes issued to the lending shareholders, which accrued interest rates between 2% and 3% per annum which were paid in full by September 30, 2019.

In July 2018, the Company completed the 2018 Private Offering of 7,312,500 Units at a price of $0.40 per Unit or total gross proceeds of $2,925,000. In addition, a $175,000 ninety (90) day convertible bridge promissory note issued by the Company in May 2018 to a single accredited investor in a private transaction, converted in accordance with its terms into 547,774 Units at the first closing of the Private Offering.

Each Unit consisted of one share of the Company’s common stock; and (b) one Investor Warrants entitling the holder thereof to purchase one share at an exercise price of $0.60 during the five (5) year period following the closing of the subscriber’s investment. The exercise price and number of shares issuable upon exercise of the Investor Warrants are be subject to anti-dilution adjustment in the event of stock splits, stock dividends and similar recapitalization events.

In order to raise additional capital, the Company solicited the exercise of the Investor Warrants. As of the date of this report 7,947,916 of the Warrants have been exercised, resulting in proceeds to the Company, net of warrant solicitation fees of $238,438, of $4,530,312.

In August 2019, the Company completed the 2019 Private Offering, in which it sold a total of 9,643,738 shares for total gross proceeds of $15,429,981, less offering expenses of $2,069,603, for net proceeds of $13,360,378.

The financial statements appearing elsewhere in this prospectus have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations since its inception. As of and for the period ended September 30, 2019, the Company had an accumulated deficit of $14,682,058, and a net loss of $6,755,058. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. Continuation as a going concern is dependent on the ability to raise additional capital and financing, though there is no assurance of success.

The Company anticipates that additional financing, if and when required to fund the Company’s growth will be generated from subsequent public or private offerings of its equity and/or debt securities. The Company does not intend to accept any further loans from shareholders. While we believe additional financing will be available to us as needed, there can be no assurance that equity financing will be available on commercially reasonable terms or otherwise, when needed. Moreover, any such additional financing may dilute the interests of existing shareholders. The absence of additional financing, when needed, could substantially harm the Company, its business, results of operations and financial condition.

Critical Accounting Policies

Revenue Recognition

In May 2014 the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry specific guidance. This new standard requires a company to recognize revenues when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. The FASB subsequently issued the following amendments to ASU No. 2014-09 that have the same effective date and transition date: ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations; ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing; ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients; and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. The Company adopted these amendments with ASU 2014-09 (collectively, the new revenue standards).

The new revenue standards became effective for the Company on January 1, 2018 and were adopted using the modified retrospective method. The adoption of the new revenue standards as of January 1, 2018 did not change the Company’s revenue recognition as the majority of its revenues continue to be recognized when the customer takes control of its product. As the Company did not identify any accounting changes that impacted the amount of reported revenues with respect to its product revenues, no adjustment to retained earnings was required upon adoption.

Under the new revenue standards, the Company recognizes revenues when its customer obtains control of promised goods or services, in an amount that reflects the consideration which it expects to receive in exchange for those goods. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) we satisfy the performance obligation.

Revenues from product sales are recognized when the customer obtains control of the Company’s product, which occurs at a point in time, typically upon delivery to the customer. The Company expenses incremental costs of obtaining a contract as and when incurred if the expected amortization period of the asset that it would have recognized is one year or less or the amount is immaterial.

Property, Plant and Equipment

Purchase of property, plant and equipment are recorded at cost.  Improvements and replacements of property, plant and equipment are capitalized.  Maintenance and repairs that do not improve or extend the lives of property and equipment are charged to expense as incurred.  When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reported in the Statements of Operations. Depreciation is provided over the estimated economic useful lives of each class of assets and is computed using the straight-line method.

Impairment of Long-Lived Assets

The carrying value of long-lived assets are reviewed when facts and circumstances suggest that the assets may be impaired or that the amortization period may need to be changed. The Company considers internal and external factors relating to each asset, including cash flows, local market developments, industry trends and other publicly available information. If these factors and the projected undiscounted cash flows of the Company over the remaining amortization period indicate that the asset will not be recoverable, the carrying value will be adjusted to the fair market value.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates included deferred revenue, costs incurred related to deferred revenue, the useful lives of property and equipment and the useful lives of intangible assets.

Income Taxes

The Company was a limited liability company for income tax purposes until September 27, 2017, when the transaction discussed in “Nature of Business” under Note 1 to the Company’s consolidated financial statements included in Item 1 of this report, occurred. In lieu of corporate income taxes, the owners were taxed on their proportionate shares of the Company’s taxable income.  Accordingly, no liability for federal or state income taxes and no provision for federal or state income taxes have been included in the financial statements up to that date.

The Company accounts for income taxes under ASC 740 Income Taxes. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

In accordance with Financial Accounting Standards Board ASC Topic 740, Income Taxes, management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Effective September 27, 2017, the Company became taxed as a C-Corporation. Income tax benefits are recognized for income tax positions taken or expected to be taken in a tax return, only when it is determined that the income tax position will more-likely than-not be sustained upon examination by taxing authorities.  The Company has analyzed tax positions taken for filings with the Internal Revenue Service and all tax jurisdictions where it operates.  The Company believes that income tax filing positions will be sustained upon examination and does not anticipate any adjustments that would result in a material adverse effect on the Company’s financial condition, results of operations or cash flows.  Accordingly, the Company has not recorded any reserves, or related accruals for interest and penalties for uncertain income tax positions at December 31, 2018 and 2017.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Termination of Saturna Group Chartered Professional Accountants LLP

Effective November 8, 2017, we terminated Saturna Group Chartered Professional Accountants LLP (“Saturna Group”), as our independent registered public accounting firm. The decision to terminate Saturna Group was unanimously approved by the board of directors of Veritas Farms on November 8, 2017.

The report of Saturna Group for the fiscal years ended January31, 2017 and January 31, 2016, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports on the Company’s financial statements contained an explanatory paragraph in respect to the substantial doubt about its ability to continue as a going concern.

During the fiscal years ended January 31, 2017 and January 31, 2016, and the subsequent period through the date of termination (a) there have been no disagreements with Saturna Group, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Saturna Group, would have caused Saturna Group, to make reference to the subject matter of the disagreement in connection with their respective reports; (b) no such disagreement was discussed with the Company’s board of directors or any committee of the board of directors of the Company; and (c) there have been no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

Engagement of Paritz & Company, P.A.

Effective November 8, 2017, Veritas Farms engaged Paritz & Company, P.A. (“Paritz”) as our independent public registered accounting firm. The engagement of Paritz was approved by the Company’s board of directors on November 8, 2017.

During the Company’s two most recent fiscal years and any subsequent interim period prior to Paritz’s engagement as the Company’s new independent registered public accounting firm, the Company did not consult with Paritz regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (b) any matter that was either the subject of a disagreement as defined in Item 304 of Regulation S-K or a “reportable event” as such term is described in Item 304(a)(1)(v) of Regulation S-K.

Resignation of Paritz & Company, P.A.; Engagement of Prager Metis CPAs LLC

On October 25, 2018, Paritz announced its resignation effective on the same date. As a result, the Company’s board of directors engaged Prager Metis CPAs LLC (“Prager”) to serve as the Company’s independent registered public accounting firm effective October 25, 2018.

The reports of Paritz on the financial statements of the Company as of and for the fiscal years ended December 31, 2017 and 2016 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit reports on the financial statements of the Company for the two fiscal years contained an uncertainty about the Company’s ability to continue as a going concern.

During the Company’s fiscal years ended December 31, 2017 and 2016 and the subsequent interim period from January 1, 2018 to the date of this report, and in connection with the audit of the Company’s financial statements for such periods, there were no disagreements between the Company and Paritz on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Paritz, would have caused Paritz to make reference to the subject matter of such disagreements in connection with its audit reports on the Company’s financial statements.

During the Company’s fiscal years ended December 31, 2017 and 2016 and the subsequent interim period from January 1, 2018 to the date of this report, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the Company’s fiscal years December 31, 2017 and 2016 and the subsequent interim period from January 1, 2018 to the date of this report, the Company did not consult with Prager regarding any of the matters set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers and their respective ages and titles are as follows:

Name	Age	Position(s) and Office(s) Held

Alexander M. Salgado	52	Chief Executive Officer, Secretary and Director

Michael Pelletier	58	Chief Financial Officer

Erduis Sanabria	47	Executive Vice President and Director

Dave Smith	64	Chief Operating Officer

Rianna Meyer	50	Vice President of Operations

Derek Thomas	32	Vice President of Business Development

Bao T. Doan, M.D.	45	Director

Kellie Newton	58	Director

Mark J. Horowitz	55	Director

Set forth below is a brief description of the background and business experience of our directors and executive officers.

Alexander M. Salgado co-founded Veritas Farms and has served as its Chief Executive Officer since its inception in January 2015.  From 2013 to 2015, Mr. Salgado was the Chief Operating Officer of IXE Agro USA LLC, a division of a multi-national conglomerate of firms involved in the agricultural industry focused on the growing, marketing, shipping and selling of fresh produce throughout the Americas. From 2006 to 2013, Mr. Salgado was the President of Protex Investment Group LLC, a real estate acquisition and management consultation company. Since 2000, Mr. Salgado, a board licensed Certified Public Accountant has also served as President of Alexander M. Salgado, CPA, PA, an accounting, tax and consulting firm located in Miami, Florida. Mr. Salgado holds a bachelor’s degree in Accounting from Florida International University.

Michael Pelletier has over 35 years of experience in accounting and financial reporting, most recently as Chief Financial Officer of Inter-Continental Cigar Corp. (ICCC), a South Florida-based global cigar manufacturing and distribution firm, for over 20 years, from 1997 until joining the Company. His responsibilities at ICCC included inventory management, sales control, customer service, finance, annual audits, budgets, quarterly forecasts, state and federal licensing as well as assuring required compliance and filings. Prior to his long career in the cigar industry, Mr. Pelletier held other senior accounting and finance roles, including Assistant Controller of Gold Coast Media, a Miami-based direct marketing firm from 1995 to 1997, and Controller - Southeast of Hunter Douglas, Inc., a global leader in the window covering industry from 1990 to 1995. Earlier in his career, Mr. Pelletier spent more than 4 years with Pelletier & Veal CPA’s, an Atlanta-based public accounting firm where he performed write-up, tax, compilation and review work for small and medium size businesses in diverse industries. He holds a Bachelor of Business Administration (Accounting) degree from Florida Atlantic University.

Erduis Sanabria co-founded Veritas Farms and has served as its Executive Vice President since its inception in January 2015.  From December 2012 to August 2014, Mr. Sanabria served as the Managing Member of Pam Exchange Recycling, LLC, a company he co-founded engaged in the business of recycling aluminum products in the Dominican Republic.  During that same period, Mr. Sanabria served as Manager of Pam Exchange, LLC, a South Florida based diamond and watch trading company he founded in May 2010.

Dave Smith joined the Company as its Chief Operating Officer in September 2018. In an almost 40-year career, Mr. Smith has held various executive management positions in marketing, sales, operations, and business development. Prior to joining Veritas Farms, he was President of Inter-Continental Cigar Corporation, distributor of Al Capone Cigarillos, the #1 premium cigarillo in the U.S., from 2011 to 2018.

From 2008 to 2011, Mr. Smith was President of JDS Consumer Solutions, a Florida-based consumer and customer sales and marketing solutions provider. From 2006 to 2008, he was Chief Operating Officer of Pantheon Chemical, an Arizona-based “green” chemical company. From 2002 to 2006, he was Senior Vice President and subsequently, Chief Operating Officer of FB Foods Inc., a Florida-based manufacturer of children’s refrigerated meals.

From 1989 to 2001, Mr. Smith held various senior positions with fruit beverage giant Tropicana Products, including Director Business Development-Asia Pacific from 1998 to 2001 (Hong Kong), Commercial Director from 1994 to 1996 (Taiwan), Director Channel Development-Grocery in 1993 (Florida), Director-National Accounts in 1992 (Florida), Southern Division Manager in 1991 (Florida) and Region Manager from 1989 to 1990 (Alabama).

Mr. Smith has also held key positions with other Fortune 500 companies, including Director-Sales and Marketing of The Seagram Company Ltd. from 1996 to1998 and various management positions with The Gillette Company Safety Razor Division from 1981 to 1989. He is a veteran of the U.S. Navy (Seabees) and graduate of the University of Alabama at Birmingham.

Rianna Meyer joined the Company in August 2015 and became Vice President of Operations on November 20, 2017. As an original team member of the Company, she has overseen the successful establishment and growth of Veritas Farms’ operations and employee team. Ms. Meyer’s daily operations responsibilities include overseeing the cultivation team, laboratory technicians, and overall production of Veritas Farms products.   Prior to joining the Company, she was the principal of her own consulting firm from 2014 to 2015, focused on assisting cannabis licensees in Colorado with compliance and other industry related matters. Prior to joining the legal cannabis industry, Ms. Meyer supported the National Science Foundation as a Fire Captain for the Antarctica Program. Ms. Meyer also served in the United States Air Force.

Derek Thomas joined the Company on December 6, 2017 as its Vice President of Business Development. Mr. Thomas is a business development, branding, and communications strategist who is focused on helping companies grow their brands and tell their compelling stories. From 2014 until joining the Company, he worked as an independent consultant with various startups to evolve the dialogue taking place between consumers and brands, particularly in the cannabis industry, including the Hemp Blue and Technical420 brands. Mr. Thomas previously spent several years working in hospitality for multimillion-dollar brands. From 2012 to 2014, Mr. Thomas was the Director of International Business Development of Life In Color, a wholly owned subsidiary of Live Style Inc., the largest global producer of live events and digital entertainment content focused on electronic music culture (EMC) and other world-class festivals. From 2010 to 2012, Mr. Thomas managed operations, private rentals and special events as a General Manager with sbe Group, operator of the luxury SLS Hotels in Miami, Beverly Hills, South Beach, and Las Vegas.

Bao T. Doan, M.D. joined the Company’s board of directors on April 8, 2019.  Dr. Doan has been a practicing interventional radiologist for over twenty (20) years and since 2009 has served as National Medical Director and Staff Interventional and Diagnostic Radiologist for Envision Physician Services (formerly Sheridan Healthcare, Inc.) in Plantation, Florida.  Dr. Doan, a dual American board-certified radiologist and interventional radiologist, holds a medical degree from McGill University Health Center in Montreal, Canada and a master’s degree in business administration, healthcare management, from Western Governors University.  Dr. Doan has published professional articles and papers and is a member of various professional organizations. We believe that given her medical experience, Dr. Doan is a valuable member of our board of directors.

Kellie Newton joined the Company’s board of directors on April 8, 2019. Ms. Newton has over thirty (30) years of experience in the practice of corporate law, representing non-profit and companies in a variety of matters including commercial transactions and corporate governance. Since December 2017, she has been a partner at Whiteford, Taylor & Preston in Washington, D.C. and prior thereto, she was a partner at Dentons and its predecessor firm, McKenna Long & Aldridge in Washington, D.C. from March 1993 to December 2017. Ms. Newton also is experienced as in-house counsel, having served as Corporate Counsel at ChemLawn Services Corporation, one of the largest corporations engaged in providing landscaping and indoor pest elimination services in the United States and Canada from 1990 to 1993 and as Senior Attorney at Warner Cable Communications, Inc. from 1985 to 1990. Ms. Newton holds a B.A. degree in history and political science from Dickinson College and a J.D. degree from Capital University Law School. We believe that Ms. Newton’s extensive experience in corporate law, particularly in the area of corporate governance, makes her a valuable member of our board of directors.

Marc J. Horowitz joined the Company’s board of directors on November 1, 2019. Mr. Horowitz has been a certified public accountant for over twenty-five (25) years. Since 2016, he has been chief Financial Officer of Steven Feller P.E., private equity owned engineering design services firm based in Fort Lauderdale, Florida. From 2013 to 2016, Mr. Horowitz provided financial and other consulting service on a contract/short-term basis to a number of companies, including All Care Consultants, a physician practice management firm, where he was Chief Financial Officer, U.S. Gas & Electric, an energy supplier, Resorts World Bimini, a subsidiary of Genting Group, a worldwide resort operator and Flanigan’s Enterprises, a publicly held owner and operator of a chain of restaurants and package liquor stores in Florida, where he was Director of Accounting. From 2008 to 2013, Mr. Horowitz was Chief Financial Officer/Vice President-Finance of Apilfi, a private equity owned technology provider of life and annuity order management solutions for the financial services and insurance industries, based in Fort Lauderdale, Florida. Mr. Horowitz began his career at the accounting firms of Grant Thornton and Ernst & Young. He holds a Bachelor of Business Administration degree from Florida Atlantic University and a Master of Accounting degree from Nova Southeastern University. We believe that given his extensive financial and accounting experience, Mr. Horowitz will be a valuable addition to the Veritas Farms board of directors.

Family Relationships

There are no familial relationships among our officers and directors.

Terms of Office

Our directors are appointed for a one-year term to hold office until the next annual meeting of our shareholders and until a successor is appointed and qualified, or until their removal, resignation, or death. Executive officers serve at the pleasure of the board of directors.

Director Independence

The Company’s board of directors has determined that each of our three non-employee directors, Dr. Bao Tran Doan, Kellie Newton and Marc J. Horowitz, is “independent” within the meaning of the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market and the NYSE American. Moreover, our board of directors has determined that Mr. Horowitz qualifies as an “audit committee financial expert” as the term is defined by the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market and the NYSE American, based on his extensive financial and accounting experience.

Establishment of Board Committees

General

As our board of directors is now comprised of a majority of “independent” directors and Mr. Horowitz qualifies as an “audit committee financial expert,” the Veritas Farms board of directors has established three standing committees, an audit committee, a compensation committee and a nominating and corporate governance committee. Dr. Doan, Ms. Newton and Mr. Horowitz are the be members of each of the committees.

Audit Committee

The audit committee assists the Veritas Farms board of directors in its oversight of the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, including (a) the quality and integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the independent auditors’ qualifications and independence; and (iv) the performance of our Company’s internal audit functions and independent auditors, as well as other matters which may come before it as directed by the board of directors. Further, the audit committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

●	be responsible for the appointment, compensation, retention, termination and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

●	discuss the annual audited financial statements and the quarterly unaudited financial statements with management and the independent auditor prior to their filing with the SEC in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

●	review with the Company’s financial management on a period basis (a) issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and (b) the effect of any regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

●	monitor the Company’s policies for compliance with federal, state, local and foreign laws and regulations and the Company’s policies on corporate conduct;

●	maintain open, continuing and direct communication between the board of directors, the audit committee and our independent auditors; and

●	monitor our compliance with legal and regulatory requirements and shall have the authority to initiate any special investigations of conflicts of interest, and compliance with federal, state and local laws and regulations, including the Foreign Corrupt Practices Act, as may be warranted.

Mr. Horowitz is the chairperson of the audit committee.

Compensation Committee

The compensation committee aids our board of directors in meeting its responsibilities relating to the compensation of the Company’s executive officers and to administer all incentive compensation plans and equity-based plans of the Company, including the plans under which Company securities may be acquired by directors, executive officers, employees and consultants. Further, the compensation committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

●	review periodically the Company’s philosophy regarding executive compensation to (a) ensure the attraction and retention of corporate officers; (b) ensure the motivation of corporate officers to achieve the Company’s business objectives, and (c) align the interests of key management with the long-term interests of our shareholders;

●	review and approve corporate goals and objectives relating to Chief Executive Officer compensation and other executive officers of Veritas Farms;

●	make recommendations to the board of directors regarding compensation for non-employee directors, and review periodically non-employee director compensation in relation to other comparable companies and in light of such factors as the compensation committee may deem appropriate; and

●	review periodically reports from management regarding funding the Company’s pension, retirement, long-term disability and other management welfare and benefit plans.

Dr. Doan is the chairperson of our compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee recommends to the board of directors individuals qualified to serve as directors and on committees of the board of directors to advise the board of directors with respect to the board of directors composition, procedures and committees to develop and recommend to the board of directors a set of corporate governance principles applicable to the Company; and to oversee the evaluation of our board of directors and management.

Further, the nominating and corporate governance committee, to the extent it deems necessary or appropriate, among its several other responsibilities shall:

●	recommend to the board of directors and for approval by a majority of independent directors for election by shareholders or appointment by the board of directors as the case may be, pursuant to our bylaws and consistent with the board of directors’ criteria for selecting new directors;

●	review the suitability for continued service as a director of each member of the board of directors when his or her term expires or when he or she has a significant change in status;

●	review annually the composition of the board of directors and to review periodically the size of the board of directors;

●	make recommendations on the frequency and structure of board of directors’ meetings or any other aspect of procedures of the board of directors;

●	make recommendations regarding the chairmanship and composition of standing committees and monitor their functions;

●	review annually committee assignments and chairmanships;

●	recommend the establishment of special committees as may be necessary or desirable from time to time; and

●	develop and review periodically corporate governance procedures and consider any other corporate governance issue.

Ms. Newton is the chairperson of the nominating and corporate governance committee.

Code of Ethics

We have adopted a Code of Ethics that applies to employees, including our principal executive officer, principal financial officer, or persons performing similar functions.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each of our executive officers for the years ended December 31, 2018, December 31, 2017 and December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (#)	Option Awards (#)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Alexander M. Salgado,	2018	250,000	20,000	0	166,667	238,829	0	0		508,829
Chief Executive	2017	150,000	0	0	250,000	76,155	0	0		226,153
Officer	2016	0	0	0	0	0	0	0		0

Erduis Sanabria,	2018	250,000	20,000	0	166,667	238,829	0	0		508,829
Executive Vice	2017	150,000	0	0	250,000	76,155	0	0		226,153
President Officer	2016	0	0	0	0	0	0	0		0

Derek Thomas,	2018	87,500	5,000	0	0	0	0	0		92,500
Vice President of	2017	8,331	0	0	0	0	0	0		8,331
Business Development(2)

Rianna Meyer,	2018	132,500	10,000	0	0	0	0	0		142,500
Vice President	2017	75,000	0	0	125,000	11,423	0	0		86,423
of Operations	2016	70,000	0	0	0	0	0	0		70,000

Dave Smith, Chief Operating Officer(2)	2018	69,500	0	0	87,500	134,413	0	0		203,913

Jaitegh Singh, Vice President and	2018	0	0	0	0	0	0	0		0
Secretary(3)	2017	0	0	0	0	0	0	0		0

(1)	Represents options granted under our 2017 Incentive Stock Plan.
(2)	Mr. Thomas joined the Company in December 2017.
(3)	Mr. Singh resigned as an officer of the Company in May 2019.

Employment Agreements

We are party to employment agreements with each of Messrs. Salgado and Sanabria. Each employment agreement provides for a three-year rolling term, a current base salary of 250,000 and an initial grant of 250,000 vested options under the Company’s 2017 Stock Incentive Plan. The options are exercisable at any time during the ten (10) year period commencing on the date of grant (September 27, 2019) at an exercise price of $0.3332 per share and are otherwise subject to the terms of the 2017 Stock Incentive Plan. The employment agreements also contain customary confidentiality, non-competition and change in control provisions.

In August 2018, the Company granted an additional 500,000 options to each of Messrs. Salgado and Sanabria under the Company’s 2017 Stock Incentive Plan. The options vest in three equal installments on the date of grant, on the six-month and first anniversaries of the date of grant. The options are exercisable, to the extent vested, at any time during the ten (10) year period commencing on the date of grant, at an exercise price of $0.36 per share and are otherwise subject to the terms of the 2017 Stock Incentive Plan.

In August 2018, the Company entered into a three-year employment agreement with Dave Smith, to serve as the Company’s Chief Operating Officer, effective in September 2018. The employment agreement provides for a base salary of $225,000, the ability to be granted an annual bonus of up to $125,000 based on performance criteria set by the board of directors and a grant of 187,500 options under the Company’s 2017 Stock Incentive Plan, 93,750 of which vested on the grant date and the 93,750 balance of which will vest on the six-month anniversary of the grant date. The options are exercisable, to the extent vested, at any time during the ten (10) year period commencing on the date of grant, at an exercise price of $1.44 per share and are otherwise subject to the terms of the 2017 Stock Incentive Plan. The employment agreement also contains customary confidentiality, non-competition and change in control provisions.

Outstanding Equity Awards at Fiscal Year-End Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each of our executive officers outstanding as of December 31, 2018, the end of our last completed fiscal year.

Grantee	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Exercise Price	Option Expiration Date	Number of Shares that have not vested	Market Value of Shares that have not Vested
Alexander Salgado	250,000	0	0.3332	9/27/2027	0	0
Alexander Salgado	166,667	333,333	1.44	8/6/2028	333,333	0
Erduis Sanabria	250,000	0	0.3332	9/27/2027	0	0
Erduis Sanabria	166,667	333,333	1.44	8/6/2028	333,333	0
Rianna Meyer	41,667	83,333	0.3332	9/27/2027	83,333	72,222
Rianna Meyer	0	50,000	1.44	8/6/2028	50,000	0
Derek Thomas	0	50,000	0.80	5/10/2028	50,000	20,000
Derek Thomas	0	50,000	1.44	8/6/2028	50,000	0
Dave Smith	87,500	87,500	1.44	9/24/2028	87,500	0

Compensation of Directors

We compensate each of our non-employee directors with an annual grant of stock options under our 2017 Incentive Stock Plan, in an amount and on terms to be determined by the board of directors. The initial grant to each of Dr. Doan, Ms. Newton and Mr. Horowitz upon their joining the board, was for an option to purchase 25,000 shares at an exercise price of $2.58 per share in the case of Dr. Doan and Ms. Newton and $1.60 per share in the case of Mr. Horowitz. The options vest in four (4) quarterly installments commencing ninety (90) days from the date of grant (for the initial grant, the date the director joined our board) and is contingent upon continued service on the board. We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending board and committee meetings and have entered into an indemnification agreement with each of them.

2017 Incentive Stock Plan

Our 2017 Incentive Stock Plan provides for equity incentives to be granted to our employees, executive officers or directors or to key advisers or consultants. Equity incentives may be in the form of stock options with an exercise price not less than the fair market value of the underlying shares as determined pursuant to the 2017 Incentive Stock Plan, restricted stock awards, other stock-based awards, or any combination of the foregoing. The 2017 Incentive Stock Plan is administered by the compensation committee, or alternatively, if there is no compensation committee, the board of directors. The number of shares so reserved automatically adjusts upward on January 1 of each year, commencing January 1, 2019, so that the number of shares covered by the 2017 Incentive Stock Plan is equal to 15% of our issued and outstanding common stock as of that measurement date. As of the date of this prospectus, 4,181,432 shares have been reserved for issuance and the Company has granted options to purchase 4,134,750 shares under the 2017 Incentive Stock Plan. Such options are exercisable at prices ranging from of $0.33332 to $5.40 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the beneficial ownership of our common stock by each director and executive officer, by each person known by us to beneficially own 5% or more of our common stock and by directors and executive officers as a group.  Unless otherwise stated, the address of the persons set forth in the table is c/o the Company, 1512 E. Broward Blvd., Suite 300, Fort Lauderdale, FL 33301.

Names and addresses of beneficial owners	Number of shares of common stock*	Percentage of class (%)*

Directors and executive officers:

Alexander M. Salgado (1)	7,293,627	17.3%

Michael Pelletier	-	-

Erduis Sanabria (2)	7,418,627	17.5%

Dave Smith	187,500	**

Riana Meyer	250,000	**

Derek Thomas	166,666	**

Bao Tran Doan, M.D.	253,125	**

Kellie Newton	18,750	**

Marc J. Horowitz	12,500	**

All directors and executive officers as a group (nine persons) (1)(2)	10,352,257	23.8%

Other 5% or greater shareholders:

George Attlee Boden 198 Magellan Quay Grand Cayman Cayman Islands KY1-1108	2,443,750	5.9%

William R. Maines 15 Meadowood Lane Binghamton, NY 13901	3,125,000	7.5%

Cornelis Wit (3) 2101 W. Commercial Blvd #3500 Fort Lauderdale, FL 33309	2,812,500	6.8%

Ananda Cifre (3) 2101 W. Commercial Blvd #3500 Fort Lauderdale, FL 33309	2,812,500	6.8%

*	Includes shares issuable upon the exercise of options within sixty (60) days of the date of this prospectus.
**	Less than 1%.

(1)	Includes (a) 1,420,089 shares owned of record by Mr. Salgado; (b) 625,000 shares underlying presently exercisable options held by Mr. Salgado; and (c) 5,248,538 shares held by other shareholders who were former Members of 271, which Messrs. Salgado and Sanabria have the right to vote (but not dispose of) pursuant to a five-year voting agreement entered into among Messrs. Salgado, Sanabria and such other shareholders at Closing of the SanSal Acquisition on September 27, 2017 (the “Voting Agreement”).
(2)	Includes (a) 1,420,089 shares owned of record by Mr. Sanabria; (b) 750,000 shares underlying presently exercisable options held by Mr. Sanabria; and (c) 5,248,538 shares held by other shareholders who were former Members of 271, which Messrs. Salgado and Sanabria have the right to vote (but not dispose of) pursuant to the Voting Agreement.
(3)	Includes shares held of record individually by Mr. Wit and Ms. Cifre, who are spouses.

The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the SEC, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Voting Agreement

At Closing of the SanSal Acquisition, on September 27, 2017, shareholders holding 6,668,625 shares of our common stock, who were former Members of 271, including Messrs. Salgado and Sanabria, entered into the Voting Agreement, pursuant to which Messrs. Salgado and Sanabria have the right to vote (but not dispose of) such shares for a five-year period.

Loans

Prior to completion of the 2018 Private Offering, a primary source of capital to develop and implement our business plan came from the proceeds of loans made by members of 271during 2017 prior to completion of the SanSal Acquisition (none of which lenders was an officer, director or principal shareholder of the Company) and loans made during 2017 and 2018 by Erduis Sanabria, our Executive Vice President and a director. The loans accrued interest at rates between 2% and 3% per annum. The principal balance of the loans from members of 271 aggregated approximately $745,000 and the loans from Mr. Sanabria aggregated approximately $798,000. As of the date of this prospectus, these loans have been repaid in full.

Legal Services

A law firm owned by the brother of Alexander M. Salgado, our Chief Executive Officer, rendered legal services to the Company during the years ended December 31, 2018 and 2017 and the nine months ended September 30, 2019 and 2018. The firm was paid an aggregate of $239,305 and $152,480 during such years, respectively and $179,245 and $116,955 during such periods, respectively.

Review, Approval and Ratification of Related Party Transactions

Review, approval or ratification of transactions with our executive officers, directors and significant shareholders are subject to approval or ratification by a majority of our independent directors.  However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 and 5,000,000 shares of preferred stock, par value $0.001, of which, as of the date of this prospectus, 41,408,298 shares of common stock are issued and outstanding and no shares of preferred stock are issued and outstanding.

Common Stock

All issued and outstanding shares are, and the shares issuable upon exercise of the Warrants, when paid for and issued will be, fully paid and non-assessable. Each holder of shares is entitled to one vote for each share owned on all matters voted upon by shareholders and a majority vote is required for all actions taken by shareholders. In the event we liquidate, dissolve or wind-up our operations, the holders of the shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The shares have no preemptive rights, cumulative voting rights and no redemption, sinking fund, or conversion provisions.

Holders of common stock are entitled to receive dividends, if and when declared by the board of directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences and the number of shares constituting any series of the designation of such series. While our Articles of Incorporation and bylaws do not contain any provisions that may delay, defer or prevent a change in control, the issuance of preferred stock may have the effect of delaying or preventing a change in control or make removal of our management more difficult.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon by Gutiérrez Bergman Boulris, PLLC, Coral Gables, Florida.  Members of the law firm hold options to acquire 87,500 shares of our common stock granted under our 2017 Incentive Stock Plan.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement have so been included in reliance upon the report of Prager Metis CPA’s LLC, independent registered public accountants, for the year ended December 31, 2018 and Paritz and Company, P.A., independent registered public accountants for the year ended December 31, 2019, upon the authority of said firms as experts in accounting and auditing in giving their respective reports.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement and exhibits, as well as periodic reports, proxy statements and other documents that we file electronically with the SEC, on the SEC’s website at http://www.sec.gov.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our Amended and Restated Articles of Incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We are also party to indemnification agreements with each of our non-employee directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

VERITAS FARMS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Veritas Farms, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Veritas Farms, Inc.(the Company) as of December 31, 2018, and the related consolidated statement of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2018, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations since its inception. As of and for the year ended December 31, 2018, the Company had an accumulated deficit of $7,927,000, and a net loss of $3,835,983. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. Continuation as a going concern is dependent on the ability to raise additional capital and financing, though there is no assurance of success. Management’s plans in regard to these matters are also described in Note 10 to the accompanying consolidated financial statements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Prager Metis CPA’s LLC

We have served as the Company’s auditor since 2018

Hackensack, New Jersey
April 16, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

SanSal Wellness Holdings, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of SanSal Wellness Holdings, Inc. (the Company) as of December 31, 2017, and the related consolidated statements of operation, stockholders’ equity, and cash flows for the year ended December 31, 2017, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 10 to the consolidated financial statements, the Company has sustained substantial losses from operations since its inception. As of and for the year ended December 31, 2017, the Company had an accumulated deficit, a net loss, and a working capital deficit.These factors, among others, raise substantial doubt regarding the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 10 to the accompanying financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Paritz & Company, P.A.

We have served as the Company’s auditor since 2017.

Hackensack, New Jersey
April 20, 2018,

Veritas Farms, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31,
ASSETS	2018	2017
CURRENT ASSETS
Cash and Cash Equivalents	$164,086	$27,803
Inventories	2,508,954	1,428,758
Accounts Receivable	244,150	79,901
Prepaid Expenses	116,403	42,094

Total Current Assets	$3,033,593	$1,578,556

PROPERTY PLANT AND EQUIPMENT, net of accumulated depreciation of $580,232 and $306,038, respectively	$3,932,459	$3,609,184

Deposits	$48,034	$23,000

TOTAL ASSETS	$7,014,086	$5,210,740

See Accompanying Notes to Consolidated Financial Statements

	December 31,
	2018	2017
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$189,431	$245,082
Accrued Expenses	165,677	159,904
Accrued Interest - Related Parties	17,949	16,230
Notes Payable - Related Parties	262,924	1,030,080
Deferred Rent	7,045	—
Deferred Revenue	45,018	—
Current Portion of Long Term Debt	50,432	551,191
Total Current Liabilities	$738,476	$2,002,487

LONG-TERM DEBT	$196,261	$99,966
Total Liabilities	$934,737	$2,102,453

STOCKHOLDERS’ EQUITY
Common Stock, $0.001 par value, 200,000,000 shares authorized, 111,504,833 and 59,895,000 shares issued and outstanding at December 31, 2018 and 2017 respectively	$111,505	$59,895
Additional Paid in Capital	13,894,844	7,139,409
Accumulated Deficit	(7,927,000)	(4,091,017)
Total Stockholders’ Equity	$6,079,349	$3,108,287

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,014,086	$5,210,740

See Accompanying Notes to Consolidated Financial Statements

Veritas Farms, Inc. and Subsidiary

Consolidated Statements of Operations

	Year Ended December 31,
	2018	2017

Sales	$2,079,981	$1,114,674

Cost of sales	1,203,667	923,260

Gross profit	$876,314	$191,414

Operating Expenses
Selling, General and Administrative	$5,282,744	$1,524,308
Total Operating Expenses	$5,282,744	$1,524,308
Operating loss	$(4,406,430)	$(1,332,894)

Other Expenses (Income)
Merger Expenses	$—	$260,750
Loss on Disposal of Property and Equipment	—	818,591
Interest Expense - Related Party	22,048	16,230
Interest Expense - Other	6,420	25,543
Gain on Forgiveness of Debt	(598,915)	—
Total Other Expenses (Income)	$(570,447)	1,121,114

Loss before Provision for Income Taxes	$(3,835,983)	$(2,454,008)

Income Tax Provision	—	—

NET LOSS	$(3,835,983)	$(2,454,008)

Net Loss per Share	$(0.05)	$(0.04)

Weighted Average Shares Outstanding	78,977,400	58,677,212

See Accompanying Notes to Consolidated Financial Statements

Veritas Farms, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2016	58,500,000	$58,500	$5,730,738	$(1,637,009)	$4,152,229

Contribution from Shareholders	—	—	575,195	—	575,195

Distributions to Shareholders			(59,825)		(59,825)

Issuance of Common Stock for Cash	1,395,000	1,395	699,105		700,500

Stock-based Compensation	—	—	194,196	—	194,196

Net Loss	—	—	—	(2,454,008)	(2,454,008)

Balance, December 31, 2017	59,895,000	$59,895	$7,139,409	$(4,091,017)	$3,108,287

Issuance of Common Stock for Cash	50,384,833	50,385	5,482,467	—	5,532,852

Issuance of Common Stock for Services	1,225,000	1,225	386,775	—	388,000

Stock-based Compensation	—	—	886,193	—	886,193

Net Loss	—	—	—	(3,835,983)	(3,835,983)

Balance, December 31, 2018	111,504,833	$111,505	$13,894,844	$(7,927,000)	6,079,349

See Accompanying Notes to Consolidated Financial Statements

Veritas Farms, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(3,835,983)	$(2,454,008)
Adjustments to Reconcile Net Loss to Net Cash Used Operating Activities
Depreciation	274,194	232,720
Stock-based Compensation	1,274,193	194,196
Loss on Disposal of Property and Equipment	—	818,591
Gain on Forgiveness of Debt	(598,915)	—
Changes in Operating Assets and Liabilities
Inventories	(1,080,196)	(882,135)
Prepaid Expenses	(74,309)	(42,094)
Accounts Receivable	(164,249)	(79,901)
Deposits	(25,034)	(23,000)
Deferred Rent	7,045	—
Deferred Revenue	45,018	—
Accrued Interest - Related Parties	1,719	16,230
Accrued Expenses	5,773	153,148
Accounts Payable	(55,651)	193,430
NET CASH USED IN OPERATING ACTIVITIES	(4,165,734)	(1,872,823)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	$(597,469)	$(447,066)
Settlement of Capital Lease	—	—
NET CASH USED IN INVESTING ACTIVITIES	(597,469)	(447,066)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of Long-term Debt	$(13,001)	$(12,246)
Distributions to Shareholders	—	(41,428)
Repayment of Notes Payable - Related Parties	(767,156)	—
Proceeds from Note Payable	146,791
Proceeds from Note Payable Stockholders	—	1,030,080
Capital Contribution from Shareholders	—	575,195
Proceeds from Issuance of Common Stock	5,532,852	700,500
NET CASH PROVIDED BY FINANCING ACTIVITIES	4,899,486	2,252,101
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	136,283	(67,788)
CASH AND CASH EQUIVALENTS - Beginning of Period	27,803	95,591
CASH AND CASH EQUIVALENTS - End of Period	$164,086	$27,803

Supplemental Disclosure of Cash Flow Information:
Cash Paid for Interest	$26,749	$7,176
Cash Paid for Income Taxes	$—	$—
Non-Cash Financing Activities
Distribution of Land Held for Investment	$—	$18,397

See Accompanying Notes to Consolidated Financial Statements

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Veritas Farms, Inc. f/k/a SanSal Wellness Holdings Inc.) (the “Company”), was incorporated as Armeau Brands Inc. in the State of Nevada on March 15, 2011. On October 13, 2017, the Company filed Amended and Restated Articles of Incorporation with the Nevada Secretary of State changing the name from “Armeau Brands Inc.” to “SanSal Wellness Holdings, Inc.” Effective February 5, 2019, the Company changed its name from “SanSal Wellness Holdings, Inc.” to “Veritas Farms, Inc.” to align with the brand name of the Company’s products and further promote brand awareness. The Company’s business objectives are to produce natural rich-hemp products, using strict natural protocols and materials yielding broad spectrum phytocannabinoid rich hemp oils, distillates and isolates. The Company is licensed by the Colorado Department of Agriculture to grow industrial hemp pursuant to Federal law on its farm.

Effective September 27, 2017, the Company acquired 100% of the issued and outstanding limited liability company membership interests of 271 Lake Davis Holdings LLC dba SanSal Wellness (“271 Lake Davis”) in exchange for 46,800,000 (7,800,000 pre-split) restricted shares of the Company’s common stock, which represented 100% of 271 Lake Davis’s total membership interests outstanding immediately following the closing of the transaction. The transaction has been accounted for as a reverse merger, whereby 271 Lake Davis is the accounting survivor and the historical financial statements presented are those of 271 Lake Davis.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. (“U.S. GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements reflect the accounts of Veritas Farms, Inc. and 271 Lake Davis Holdings and its wholly owned subsidiary, SanSal, LLC. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from these estimates.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value Measurement

The Company has adopted the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of the Company’s short and long-term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company does not have any assets or liabilities measured at fair value on a recurring basis.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At times, cash and cash equivalents may be in excess of FDIC insurance limits.

Revenue Recognition and Performance Obligations

During the year ended December 31, 2017 the Company recognized revenue in accordance with ASC 605, “Revenue Recognition”. Revenue was considered realized or realizable and earned when all of the following criteria were met: (1) persuasive evidence of an arrangement exists, (2) the sales price is fixed or determinable, (3) collectability is reasonably assured, and (4) products have been shipped and the customer has taken ownership and assumed risk of loss.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition and Performance Obligations (Continued)

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” and all the related amendments, which are also codified into ASC 606. The Company elected to adopt this guidance using the modified retrospective method. The adoption of this guidance did not have a material effect on the Company’s financial position, results of operations or cash flows. Under the new standard, the Company recognizes a sale as follows:

Hemp Cultivation and Production

The Company recognizes revenue from manufacturing and distribution product sales when our customers obtain control of our products. Revenue from our online store is recorded at the time customers take possession of the product. Revenue is recognized net of discounts, promotional adjustments and returns. We collect taxes on certain revenue transactions to be remitted to governmental authorities, which may include sales, excise and local taxes. These taxes are not included in the transaction price and are, therefore, excluded from revenue. Upon purchase, the Company has no further performance obligations and collection is assured as sales are paid for at time of purchase.

Revenue related to distribution customers is recorded when the customer is determined to have taken control of the product. This determination is based on the customer specific terms of the arrangement and gives consideration to factors including, but not limited to, whether the customer has an unconditional obligation to pay, whether a time period or event is specified in the arrangement and whether the Company can mandate the return or transfer of the products. Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities with collected taxes recorded as current liabilities until remitted to the relevant government authority.

Cost of Goods Sold

Hemp Cultivation and Production

Cost of goods sold includes the costs directly attributable to production of inventory such as cultivation costs, extraction costs, packaging costs, security, and allocated overhead. Overhead expenses include allocations of rent, administrative salaries, utilities, and related costs.

Inventories

Inventories consist of growing and processed plants and oils and are valued at the lower of cost or net realizable value. In evaluating whether inventories are stated at lower of cost or net realizable value, management considers such factors as inventories in hand, estimated time to sell such inventories and current market conditions. Write-offs for inventory obsolescence are recorded when, in the opinion of management, the value of specific inventory items has been impaired.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant and Equipment

Purchase of property, plant and equipment are recorded at cost. Improvements and replacements of property, plant and equipment are capitalized. Maintenance and repairs that do not improve or extend the lives of property and equipment are charged to expense as incurred. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reported in the Consolidated Statements of Operations. Depreciation is provided over the estimated economic useful lives of each class of assets and is computed using the straight-line method.

Impairment of Long-Lived Assets

The carrying value of long-lived assets are reviewed when facts and circumstances suggest that the assets may be impaired or that the amortization period may need to be changed. The Company considers internal and external factors relating to each asset, including cash flows, local market developments, industry trends and other publicly available information. If these factors and the projected undiscounted cash flows of the Company over the remaining amortization period indicate that the asset will not be recoverable, the carrying value will be adjusted to the fair market value. The Company has determined that no impairment exists at December 31, 2018 and December 31, 2017.

Compensation and Benefits

The Company records compensation and benefits expense for all cash and deferred compensation, benefits, and related taxes as earned by its employees. Compensation and benefits expense also includes compensation earned by temporary employees and contractors who perform similar services to those performed by the Company’s employees.

Stock-Based Compensation

The Company accounts for share-based payments in accordance with ASC 718, “Compensation - Stock Compensation,” which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. In accordance with ASC 718-10-30-9, “Measurement Objective – Fair Value at Grant Date,” the Company estimates the fair value of the award using the Black-Scholes option pricing model for valuation of the share- based payments. The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of option holders.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock-Based Compensation (Continued)

The simplified method is used to determine compensation expense since historical option exercise experience is limited relative to the number of options issued. The compensation cost is recognized ratably using the straight-line method over the expected vesting period.

The Company accounts for stock-based compensation to other than employees in accordance with FASB ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments, and is recognized as expense over the service period.

Income Taxes

The Company was a Limited Liability Company (“LLC”) for income tax purposes until September 27, 2017 when the transaction referred to in Note 1 discussed in the “Nature of Business” occurred. In lieu of corporate income taxes, the owners were taxed on their proportionate shares of the Company’s taxable income. Accordingly, no liability for federal or state income taxes and no provision for federal or state income taxes have been included in the financial statements up to that date.

The Company accounts for income taxes under ASC 740 Income Taxes.  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

In accordance with Financial Accounting Standards Board ASC Topic 740, Income Taxes, management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Effective September 27, 2017 the Company became taxed as a C-Corporation. Income tax benefits are recognized for income tax positions taken or expected to be taken in a tax return, only when it is determined that the income tax position will more-likely than-not be sustained upon examination by taxing authorities. The Company has analyzed tax positions taken for filings with the Internal Revenue Service and all tax jurisdictions where it operates. The Company believes that income tax filing positions will be sustained upon examination and does not anticipate any adjustments that would result in a material adverse effect on the Company’s financial condition, results of operations or cash flows. Accordingly, the Company has not recorded any reserves, or related accruals for interest and penalties for uncertain income tax positions at December 31, 2018 and December 31, 2017.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Related Party Transactions

The Company follows FASB ASC subtopic 850-10, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. Pursuant to ASC 850-10-20, related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which statements of operation are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which statements of operations are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

New Accounting Pronouncements

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The amendments in the ASU require entities that measure inventory using the first-in, first-out or average cost methods to measure inventory at the lower of cost and net realizable value. Net realizable value is defined as estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation. This ASU will be effective for the Company for fiscal years beginning after December 15, 2016. The Company has adopted ASU 2015-11 and it did not have a material effect on its financial statements.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Pronouncements (Continued)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The FASB issued ASU 2016-02 to increase transparency and comparability among Companies by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Certain qualitative and quantitative disclosures are required, as well as a retrospective recognition and measurement of impacted leases. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2018, with early adoption permitted. Management is currently evaluating the standard.

Subsequent Events

The Company has evaluated subsequent events through the date which the financial statements were available to be issued.

NOTE 2: INVENTORIES

Inventory consists of:

	December 31, 2018	December 31, 2017
Inventory
Work In Progress	$2,241,554	$1,370,148
Finished Goods	72,604	44,802
Other	194,796	13,808

Inventory	$2,508,954	$1,428,758

During the periods ending December 31, 2018 and 2017, the Company realized a loss from destruction of plants in the amounts of $0 and $202,920, respectively.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 3: PROPERTY AND EQUIPMENT

		December 31,	December 31,
	Life	2018	2017
PROPERTY AND EQUIPMENT
Land and Land Improvements	—	$398,126	398,126
Building and Improvements	39	1,465,245	1,443,182
Greenhouse	39	693,987	693,987
Fencing and Irrigation	15	203,793	185,895
Machinery and Equipment	7	1,475,644	941,702
Furniture and Fixtures	7	224,682	216,116
Computer Equipment	5	20,053	20,053
Vehicles	5	31,161	16,161
		$4,512,691	$3,915,222
Less Accumulated Depreciation		(580,232)	(306,038)
Property and Equipment		$3,932,459	3,609,184

Total depreciation expense was $274,195 and $232,720 for the years ended December 31, 2018 and 2017, respectively.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 4: LONG-TERM DEBT

Long-term debt consisted of the following:

	December 31, 2018	December 31, 2017

Note Payable which requires monthly payments of $1,618 including interest at 6.00% per annum until February 1, 2020 when the balance is due in full. The note is secured by specific assets of the Company.	$99,902	$112,903

Note Payable which requires monthly payments of $3,690 including interest at 5.16% per annum until December 1, 2022 when the balance is due in full. The note is secured by specific assets of the Company.	146,791	—

Capital Lease Payable which requires monthly payments of $32,850 until May 2018, when the Company may purchase the equipment for $1. The Company made no payments since August 2016 and was in default with the lessor until December 2018, when the liability was formally forgiven.	—	538,254

	246,693	651,157
Less Current Portion	(50,432)	(551,191)
Long-Term Debt - net of current portion	$196,261	$99,966

Future principal payments for the next 5 years are as follows for the years ended December 31:

2019	$50,432
2020	122,865
2020	36,698
2021	36,698
Thereafter	—
$246,693

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 5: STOCK-BASED COMPENSATION

The Company approved their 2017 Incentive Stock Plan on September 27, 2017 (the “Incentive Plan”) which authorizes the Company to grant or issue non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards up to a total of 45 million shares. Under the terms of the Incentive Plan, awards may be granted to our employees, directors or consultants. Awards issued under the Incentive Plan vest as determined by the Board of Directors or any of the Committees appointed under the Incentive Plan at the time of grant.

The Company’s outstanding stock options have a 10-year term. Outstanding non-qualified stock options granted to employees and a consultant vested immediately. Outstanding incentive stock options issued to employees vest over a three-year period. The incentive stock options granted vest based solely upon continued employment (“time-based”). The Company’s time-based share awards that vest in their entirety at the end of three-year periods, time-based share awards where 33.3% of the award vests on each of the three anniversary dates.

	Year Ended December 31:
	2018	2017
Non-Qualified Stock Options – Immediate	$251,023	$194,197
Incentive Stock Options - Time Bases	623,620	—
Total Stock-based Compensation Expense	$874,643	$194,197

Stock option activity was as follows in the periods ended December 31, 2018 and December 31, 2017:

	Stock Options	Weighted- Average Exercise	Weighted- Average Remaining
Outstanding at December 31, 2017	3,200,000	$0.08	9.75 Years
Granted	6,050,000	$0.35	9.60 Years
Exercised	—
Forfeited/Canceled	(150,000)
Outstanding at December 31, 2018	9,100,000	$0.26	9.30 Years

Vested at December 31, 2018	2,575,000	$0.34	9.15 Years
Exercisable at December 31, 2018	2,575,000	$0.34	9.15 Years

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 5: STOCK-BASED COMPENSATION (CONTINUED)

The Company estimated the fair value of each stock option on the date of grant using the Black Scholes valuation model with the following assumptions:

Valuation Assumptions
Risk-free interest rate	2.14% – 2.94%
Expected dividend yield	0%
Expected stock price volatility	105% - 180%
Expected life of stock options (in years)	10

NOTE 6: OPERATING LEASES

On January 15, 2017, the Company entered an agreement with Pueblo, CO Board of Water Works to lease water for the Company’s cultivation process. The agreement went into effect as of November 1, 2016 with a term of 10 years expiring on October 31, 2026, with an option to extend the lease upon expiration for 10 additional years. This agreement replaced previously entered agreements with Pueblo, CO Board of Water Works. The lease requires annual non-refundable minimum service fees of $15,000 and a usage charge of $1,063 per acre for 30 acres. The minimum service fees and usage charges are subject to escalators for each year based upon percentage increases of Pueblo, CO Board of Water Works rates from the previous calendar year. Total water lease expense was $44,813 and $48,896 for the years ended December 31, 2018 and 2017, respectively.

As of December 31, 2018 and December 31, 2017, operating leases have no minimum rental commitments.

NOTE 7: COMMON STOCK

Effective September 27, 2017, the Company acquired 100% of the issued and outstanding limited liability company membership interests of 271 Lake Davis Holdings LLC dba SanSal Wellness (“271 Lake Davis”) in exchange for 46,800,000 (7,800,000 pre-split) restricted shares of the Company’s common stock.

On November 9, 2017, Financial Industry Regulatory Authority authorized a 6-for-1 forward split of the Company’s issued and outstanding shares of common stock in the form of a stock dividend. Accordingly, stockholders of the Company as of the record date of November 9, 2017 received five additional shares of common stock for each share then held. All relevant information relating to number of shares and per share information have been retrospectively adjusted to reflect the split for all periods presented.

In 2017 the Company issued 1,395,000 shares of common stock for proceeds of $700,500.

In 2018 the Company issued 50,384,833 shares of common stock for proceeds of $5,532,852, net of $409,495 issuance costs, and 1,225,000 shares of common stock for marketing services valued at $388,000.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 8: INCOME TAX

The reconciliation of income tax computed at the Federal statutory rate to the provision for income taxes from continuing operations is as follows:

	Year Ended December 31, 2018	Year Ended December 31, 2017
Federal Taxes (credits) at statutory rates	$(965,000)	$(518,000)
State and local taxes, net of Federal benefit	$(177,000)	$(69,000)
Change in valuation allowance	1,142,000	587,000
	$—	$—

Components of deferred tax assets are as follows:	December 31,	December 31,
	2018	2017
Deferred Tax Assets;
Net Operating Loss Carryforwards	$1,515,000	$397,000
Accrued Related Party Expenses	5,000	—
Total Deferred Tax Assets	1,520,000	397,000
Valuation Allowance	(1,304,000)	(162,000)

Total Deferred Tax Assets net of Valuation Allowance	$216,000	$235,000
Deferred Tax Liabilities;	—	—
Depreciation and Amortization	200,000	235,000
Prepaid Expense	16,000	—
Total Deferred Tax Liabilities	216,000	235,000

Net Deferred Tax Assets	$—	$—

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 8: INCOME TAX (CONTINUED)

The Company has approximately $5,713,000 net operating loss carryforwards that are available to reduce future taxable income. Those NOLs begin to expire in 2038. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax assets for every period because it is more likely than not that all of the deferred tax assets will not be realized.

The Company’s deferred tax liability associated with timing differences related to depreciation and amortization includes $69,000 of liability resulting from tax depreciation deducted in excess of GAAP depreciation prior to the Company becoming taxed as a C-Corporation.

The Company files income tax returns in the U.S. federal jurisdiction, and the state of Colorado.

The Company adopted the provisions of FASB ASC 740, Accounting for Uncertainty in Income Taxes. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company has no significant adjustments as a result of the implementation of FASB ASC 740.

NOTE 9: CONCENTRATIONS

The Company had one customer in the year ended December 31, 2018 accounting for 31% of total sales. In 2017, the Company had one customer accounting for 72% of sales.

The Company had two customers at December 31, 2018 accounting for 30% and 24% of accounts receivable. At December 31, 2017, one customer accounted for 79% of accounts receivable.

NOTE 10: GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations since its inception. As of and for the year ended December 31, 2018, the Company had an accumulated deficit of $7,927,000, and a net loss of $3,835,983. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. Continuation as a going concern is dependent on the ability to raise additional capital and financing, though there is no assurance of success.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

NOTE 10: GOING CONCERN (CONTINUED)

The Company recently launched a new rebranded line of hemp oil and extract products as part of the Company’s increased focus on sales and marketing. The rebranded product line, including new trade name and packaging, is being used to expand the company’s potential customer base. The newly branded products became available to consumers, retailers, and distributors in the second quarter of 2018, and include vegan capsules, tinctures, lotions, salves, and oral syringes in various potency levels and flavors.

Currently, the Company incorporates an aggressive marketing plan to compete in the Cannabinoid industry. To become market leaders in the market, the Company will use three primary departments to market its products including: web-based marketing, traditional marketing, and medical marketing departments.

NOTE 11: RELATED PARTY

The Company incurred $239,305 and $152,480 of related party legal expenses during the years ended December 31, 2018 and 2017, respectively for legal services. As of December 31, 2018 and December 31, 2017, the Company had related party legal accruals for $0 and $93,220, respectively.

The Company entered into various note payables with stockholders of the company between June 2017 and June 2018. The notes bear interest between 2.00% and 3.00% per annum. Principal and interest are payable in one installment due January 1, 2019. The principal balance due on these notes was $262,924 and $1,030,080 as of December 31, 2018 and December 31, 2017. Interest accrued was $17,949 and $16,230 as of December 31, 2018 and December 31, 2017, respectively. The Company issued stock incentives to various directors and employees. Refer to Note 5 for additional details.

NOTE 12: SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date these consolidated financial statements were issued and determined that there were no events requiring adjustment to our disclosure in the consolidated financial statements.

Veritas Farms, Inc. and Subsidiary

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$5,598,751	$164,086
Inventories	5,643,775	2,508,954
Accounts Receivable	721,146	244,150
Prepaid Expenses	878,177	116,403
Total Current Assets	$12,841,849	$3,033,593

PROPERTY PLANT AND EQUIPMENT, net of accumulated depreciation of $851,723 and $580,232, respectively	$4,932,981	$3,932,459

Intellectual Property	55,000	-
Right of Use Assets, net of accumulated amortization	154,497	-
Deposits	59,327	48,034

TOTAL ASSETS	$18,043,654	$7,014,086

See Accompanying Notes to Unaudited Consolidated Financial Statements

	September 30,	December 31,
	2019	2018
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$1,527,678	$189,431
Accrued Expenses	236,804	165,677
Accrued Interest - Related Parties	18,828	17,949
Notes Payable - Related Parties	-	262,924
Deferred Rent	7,045	7,045
Deferred Revenue	2,268	45,018
Current Portion of Right of Use Lease Liability	80,263	-
Current Portion of Long Term Debt	60,333	50,432
Total Current Liabilities	$1,933,219	$738,476

LONG-TERM LIABILITIES
Long-term Debt, net of current portion	$166,702	$196,261
Right of Use Lease Liability, net of current portion	72,958	-
Total Liabilities	$2,172,879	$934,737

STOCKHOLDERS’ EQUITY

Common Stock, $0.004 par value, 50,000,000 shares authorized, 41,343,852 and 27,876,208 shares issued and outstanding at September 30, 2019 and December 31, 2018 respectively	$165,375	$111,505
Additional Paid in Capital	30,387,458	13,894,844
Accumulated Deficit	(14,682,058)	(7,927,000)
Total Stockholders’ Equity	$15,870,775	$6,079,349

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,043,654	$7,014,086

See Accompanying Notes to Unaudited Consolidated Financial Statements

Veritas Farms, Inc. and Subsidiary

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Sales	$1,215,810	$459,329	$5,712,085	$1,277,914

Cost of sales	720,752	372,142	2,988,793	887,840
Plant Inventory Write-off	-	-	77,387	-
Total Cost of sales	720,752	372,142	3,066,180	887,840

Gross profit	$495,058	$87,187	$2,645,905	$390,074

Operating Expenses
Selling, General and Administrative	$4,084,697	$1,071,460	$9,380,589	$2,041,773
Total Operating Expenses	$4,084,697	$1,071,460	$9,380,589	$2,041,773
Operating loss	$(3,589,639)	$(984,273)	$(6,734,684)	$(1,651,699)

Other Expenses
Other Income	$-	$-	$-	$-
Loss on Disposal of Property and Equipment	2,207	-	2,207	-
Interest Expense - Related Party	-	8,802	5,714	16,248
Interest Expense - Other	3,273	3,207	12,453	9,764
Total Other Expenses	$5,480	$12,009	$20,374	$26,012

Loss before Provision for Income Taxes	$(3,595,119)	$(996,282)	$(6,755,058)	$(1,677,711)

Income Tax Provision	-	-	-	-

NET LOSS	$(3,595,119)	$(996,282)	$(6,755,058)	$(1,677,711)

Net Loss per Share	$(0.09)	$(0.04)	$(0.21)	$(0.10)

Weighted Average Shares Outstanding	38,682,615	22,923,101	32,450,833	17,587,056

See Accompanying Notes to Unaudited Consolidated Financial Statements

Veritas Farms, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity

(Unaudited)

	Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2017	14,973,750	$59,895	$7,139,409	$(4,091,017)	$3,108,287

Issuance of Common Stock for Cash	4,063,774	16,255	1,481,122	-	1,497,377

Issuance of Common Stock for Services	12,500	50	20,450	-	20,500

Stock-based Compensation	-	-	101,128	-	101,128

Subscription Receivable	-	-	-	-	(797,934)

Net Loss	-	-	-	(681,429)	(681,429)

Balance, June 30, 2018	19,050,024	$76,200	$8,742,109	$(4,772,446)	$3,247,929

Issuance of Common Stock for Cash	3,861,601	17,447	1,515,404	-	1,532,851

Issuance of Common Stock for Services	43,750	175	17,500	-	17,675

Stock-based Compensation	-	-	(92,466)	-	(92,466)

Subscription Receivable			-		797,934

Net Loss	-	-	-	(996,282)	(996,282)

Balance, September 30, 2018	22,955,375	$93,822	$10,182,547	$(5,768,728)	$4,507,601

	Common Stock		Additional Paid in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2018	27,876,208	$111,505	$13,894,844	$(7,927,000)	$6,079,349

Warrants Exercised	191,667	767	114,233	-	115,000

Stock-based Compensation	-	-	661,302	-	661,302

Net Loss	-	-	-	(1,826,924)	(1,826,924)

Balance, March 31, 2019	28,067,875	$112,272	$14,670,379	$(9,753,924)	$5,028,727

Warrants Exercised	2,326,042	9,304	1,386,321	-	1,395,625

Issuance of Common Stock for Services	15,625	63	16,812	-	16,875

Issuance of Common Stock for Cash	4,434,375	17,738	6,105,196	-	6,122,934

Stock-based Compensation	-	-	176,495	-	176,495

Net Loss	-	-	-	(1,333,015)	(1,333,015)

Balance, June 30, 2019	34,843,917	$139,377	$22,355,203	$(11,086,939)	$11,407,641

Warrants Exercised	1,290,457	5,158	(5,158)	-	-

Issuance of Common Stock for Cash	5,209,479	20,841	7,216,602	-	7,237,443

Stock-based Compensation	-	-	820,810	-	820,810

Net Loss	-	-	-	(3,595,119)	(3,595,119)

Balance, September 30, 2019	$41,343,852	$165,375	$30,387,458	$(14,682,058)	$15,870,775

See Accompanying Notes to Unaudited Consolidated Financial Statements

Veritas Farms, Inc. and Subsidiary

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(6,755,058)	$(1,677,711)
Adjustments to Reconcile Net Loss to Net Cash Used Operating Activities
Depreciation	280,340	194,095
Amortization of Right of Use Assets	60,455	-
Stock-based Compensation	1,675,482	46,437
Loss on Disposal of Property and Equipment	2,207	-
Changes in Operating Assets and Liabilities
Inventories	(3,134,821)	(317,263)
Prepaid Expenses	(761,774)	(65,254)
Accounts Receivable	(476,996)	(132,623)
Deposits	(11,293)	(25,034)
Deferred Revenue	(42,750)	-
Accrued Interest - Related Parties	879	8,892
Right of Use Lease Liability	(61,731)	-
Accrued Expenses	71,127	(19,342)
Accounts Payable	1,338,247	(137,660)
NET CASH USED IN OPERATING ACTIVITIES	(7,815,686)	(2,125,463)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property and Equipment	$(1,283,069)	$(292,212)
Purchase of Intangible Asset	(55,000)	-
NET CASH USED IN INVESTING ACTIVITIES	(1,338,069)	(292,212)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of Long-term Debt	$(19,658)	$(9,103)
Repayment of Notes Payable - Related Parties	(262,924)	(84,756)
Proceeds from Stock Warrants Exercised	1,510,625	-
Proceeds from Issuance of Common Stock	13,360,377	3,030,628
NET CASH PROVIDED BY FINANCING ACTIVITIES	14,588,420	2,936,769
NET INCREASE IN CASH AND CASH EQUIVALENTS	5,434,665	519,094
CASH AND CASH EQUIVALENTS - Beginning of Period	164,086	27,803
CASH AND CASH EQUIVALENTS - End of Period	$5,598,751	$546,897

Supplemental Disclosure of Cash Flow Information:
Cash Paid for Interest	$19,699	$14,928
Cash Paid for Income Taxes	$-	$-
Non-Cash Financing Activities
Operating Lease Right of Use Asset Obtained in Exchange for Lease Obligations	$214,952	$-

See Accompanying Notes to Unaudited Consolidated Financial Statements

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Veritas Farms, Inc. (Formerly Known As SanSal Wellness Holdings Inc.) (the “Company”), was incorporated as Armeau Brands Inc. in the State of Nevada on March 15, 2011. On October 13, 2017, the Company filed Amended and Restated Articles of Incorporation with the Nevada Secretary of State changing the name from “Armeau Brands Inc.” to “SanSal Wellness Holdings, Inc.” The Company’s business objectives are to produce natural rich-hemp products, using strict natural protocols and materials yielding broad spectrum phytocannabinoid rich hemp oils, distillates and isolates. The Company is licensed by the Colorado Department of Agriculture to grow industrial hemp pursuant to Federal law on its farm.

Effective September 27, 2017, the Company acquired 100% of the issued and outstanding limited liability company membership interests of 271 Lake Davis Holdings LLC dba SanSal Wellness (“271 Lake Davis”) in exchange for 11,700,000 (46,800,000 prior to reverse split) restricted shares of the Company’s common stock, which represented 100% of 271 Lake Davis’s total membership interests outstanding immediately following the closing of the transaction. The transaction has been accounted for as a reverse merger, whereby 271 Lake Davis is the accounting survivor and the historical financial statements presented are those of 271 Lake Davis.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q and Article 8 of Regulation S-X of the United States Securities and Exchange Commission (the “SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. In the opinion of the Company’s management, the accompanying unaudited financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of September 30, 2019, and the results of operations and cash flows for the periods presented. The results of operations for the three and nine months ended September 30, 2019, are not necessarily indicative of the operating results for the full fiscal year or any future period. These unaudited consolidated financial statements should be read in conjunction with the financial statements and related notes thereto included in the Form 10-K for the year ended December 31, 2018, filed with the SEC on April 16, 2019.

Principles of Consolidation

The accompanying consolidated financial statements reflect the accounts of Veritas Farms, Inc. and 271 Lake Davis Holdings and its wholly owned subsidiary, SanSal, LLC. All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from these estimates.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value Measurement

The Company has adopted the provisions of ASC Topic 820, Fair Value Measurements and Disclosures, which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments. The carrying amounts of the Company’s short and long-term credit obligations approximate fair value because the effective yields on these obligations, which include contractual interest rates taken together with other features such as concurrent issuances of warrants and/or embedded conversion options, are comparable to rates of returns for instruments of similar credit risk.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company does not have any assets or liabilities measured at fair value on a recurring basis.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At times, cash and cash equivalents may be in excess of FDIC insurance limits.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

On January 1, 2018, the Company adopted Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers” and all the related amendments, which are also codified into ASC 606. The Company elected to adopt this guidance using the modified retrospective method. The adoption of this guidance did not have a material effect on the Company’s financial position, results of operations or cash flows. Under the new standard, the Company recognizes a sale as follows:

Hemp Cultivation and Production

The Company recognizes revenue from manufacturing and distribution product sales when our customers obtain control of our products. Revenue from our online store is recorded at the time customers take possession of the product. Revenue is recognized net of discounts, promotional adjustments and returns. We collect taxes on certain revenue transactions to be remitted to governmental authorities, which may include sales, excise and local taxes. These taxes are not included in the transaction price and are, therefore, excluded from revenue. Upon purchase, the Company has no further performance obligations and collection is assured as sales are paid for at time of purchase.

Revenue related to distribution customers is recorded when the customer is determined to have taken control of the product. This determination is based on the customer specific terms of the arrangement and gives consideration to factors including, but not limited to, whether the customer has an unconditional obligation to pay, whether a time period or event is specified in the arrangement and whether the Company can mandate the return or transfer of the products. Revenue is recorded net of taxes collected from customers that are remitted to governmental authorities with collected taxes recorded as current liabilities until remitted to the relevant government authority.

Cost of Goods Sold

Hemp Cultivation and Production

Cost of goods sold includes the costs directly attributable to production of inventory such as cultivation costs, extraction costs, packaging costs, security, and allocated overhead. Overhead expenses include allocations of rent, administrative salaries, utilities, and related costs.

Inventories

Inventories consist of growing and processed plants and oils and are valued at the lower of cost or net realizable value. In evaluating whether inventories are stated at lower of cost or net realizable value, management considers such factors as inventories in hand, estimated time to sell such inventories and current market conditions. Write-offs for inventory obsolescence are recorded when, in the opinion of management, the value of specific inventory items has been impaired.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant and Equipment

Purchase of property, plant and equipment are recorded at cost. Improvements and replacements of property, plant and equipment are capitalized. Maintenance and repairs that do not improve or extend the lives of property and equipment are charged to expense as incurred. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reported in the Consolidated Statements of Operations. Depreciation is provided over the estimated economic useful lives of each class of assets and is computed using the straight-line method.

Impairment of Long-Lived Assets

The carrying value of long-lived assets are reviewed when facts and circumstances suggest that the assets may be impaired or that the amortization period may need to be changed. The Company considers internal and external factors relating to each asset, including cash flows, local market developments, industry trends and other publicly available information. If these factors and the projected undiscounted cash flows of the Company over the remaining amortization period indicate that the asset will not be recoverable, the carrying value will be adjusted to the fair market value. The Company has determined that no impairment exists at September 30, 2019 and December 31, 2018.

Compensation and Benefits

The Company records compensation and benefits expense for all cash and deferred compensation, benefits, and related taxes as earned by its employees. Compensation and benefits expense also includes compensation earned by temporary employees and contractors who perform similar services to those performed by the Company’s employees.

Stock-Based Compensation

The Company accounts for share-based payments in accordance with ASC 718, “Compensation - Stock Compensation,” which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. In accordance with ASC 718-10-30-9, “Measurement Objective – Fair Value at Grant Date,” the Company estimates the fair value of the award using the Black-Scholes option pricing model for valuation of the share- based payments. The Company believes this model provides the best estimate of fair value due to its ability to incorporate inputs that change over time, such as volatility and interest rates, and to allow for actual exercise behavior of option holders.

The simplified method is used to determine compensation expense since historical option exercise experience is limited relative to the number of options issued. The compensation cost is recognized ratably using the straight-line method over the expected vesting period.

The Company accounts for stock-based compensation to other than employees in accordance with FASB ASC 505-50. Equity instruments issued to other than employees are valued at the earlier of a commitment date or upon completion of the services, based on the fair value of the equity instruments, and is recognized as expense over the service period.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes.  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

In accordance with Financial Accounting Standards Board ASC Topic 740, Income Taxes, management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

Income tax benefits are recognized for income tax positions taken or expected to be taken in a tax return, only when it is determined that the income tax position will more-likely than-not be sustained upon examination by taxing authorities. The Company has analyzed tax positions taken for filings with the Internal Revenue Service and all tax jurisdictions where it operates. The Company believes that income tax filing positions will be sustained upon examination and does not anticipate any adjustments that would result in a material adverse effect on the Company’s financial condition, results of operations or cash flows. Accordingly, the Company has not recorded any reserves, or related accruals for interest and penalties for uncertain income tax positions at September 30, 2019 and December 31, 2018.

Leases

The Company has one leased buildings in Fort Lauderdale, Florida that is classified as operating lease right-of use (“ROU”) assets and operating lease liabilities in the Company’s consolidated balance sheet. ROU assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date for leases exceeding 12 months. Minimum lease payments include only the fixed lease component of the agreement. Operating lease expense is recognized on a straight-line basis over the lease term and is included in cost of Selling, General and Administrative expenses.

The standard was effective for us beginning January 1, 2019. The Company elected the available practical expedients on adoption. The adoption had a material impact on our consolidated balance sheets, but did not have a material impact on our consolidated income statements. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases. Finance leases are not material to the Company and were not impacted by the adoption of ASC 842, as finance lease liabilities and the corresponding assets were already recorded in the balance sheet under the previous guidance, ASC 840.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1:	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Related Party Transactions

The Company follows FASB ASC subtopic 850-10, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. Pursuant to ASC 850-10-20, related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which statements of operation are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which statements of operations are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Subsequent Events

The Company has evaluated subsequent events through the date which the financial statements were available to be issued.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 2:	INVENTORIES

Inventory consists of:

	September 30,	December 31,
	2019	2018
Inventory
Work In Progress	$4,324,504	$2,241,554
Finished Goods	584,564	72,604
Other	734,707	194,796

Inventory	$5,643,775	$2,508,954

During the periods ending September 30, 2019 and December 31, 2018 the Company realized a loss from destruction of plants in the amounts of $77,387 and $0, respectively.

NOTE 3:	PROPERTY AND EQUIPMENT

		September 30,	December 31,
	Life	2019	2018
PROPERTY AND EQUIPMENT
Land and Land Improvements	-	$398,126	398,126
Building and Improvements	39	1,510,176	1,465,245
Greenhouse	39	893,987	693,987
Fencing and Irrigation	15	203,793	203,793
Machinery and Equipment	7	2,448,555	1,475,644
Furniture and Fixtures	7	236,344	224,682
Computer Equipment	5	22,665	20,053
Vehicles	5	71,058	31,161
		$5,784,704	$4,512,691
Less Accumulated Depreciation		(851,723)	(580,232)
Property and Equipment		$4,932,981	3,932,459

Total depreciation expense was $101,174 and $67,367 for the three month period and $280,340 and $194,095 for the nine month periods ending September 30, 2019 and 2018, respectively.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 4:	LONG-TERM DEBT

Long-term debt consisted of the following:

	September 30,	December 31,
	2019	2018

Note Payable which requires monthly payments of $1,618 including interest at 6.00% per annum until February 1, 2020 when the balance is due in full. The note is secured by specific assets of the Company.	$-	$99,902

Notes Payable which require monthly payments of $3,690, $669, and $1,691, including interest at 5.16% per annum until December 1, 2022, May 1, 2023, and August 1, 2024, when the balance is due in full. The note is secured by specific assets of the Company.	227,035	146,791

	227,035	246,693
Less Current Portion	(60,333)	(50,432)
Long-Term Debt - net of current portion	$166,702	$196,261

Future principal payments for the next 5 years are as follows for the years ended December 31:

2019	$15,083
2020	60,333
2021	60,333
2022	60,333
2023	19,750
Thereafter	11,203
$227,035

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 5:	STOCK-BASED COMPENSATION

The Company approved their 2017 Incentive Stock Plan on September 27, 2017 (the “Incentive Plan”) which authorizes the Company to grant or issue non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other equity awards up to a total of 45 million shares. Under the terms of the Incentive Plan, awards may be granted to our employees, directors or consultants. Awards issued under the Incentive Plan vest as determined by the Board of Directors or any of the Committees appointed under the Incentive Plan at the time of grant.

The Company’s outstanding stock options have a 10-year term. Outstanding non-qualified stock options granted to employees and a consultant vest on a case by case basis. Outstanding incentive stock options issued to employees vest over a three-year period. The incentive stock options granted vest based solely upon continued employment (“time-based”). The Company’s time-based share awards that vest in their entirety at the end of three-year periods, time-based share awards where 33.3% of the award vests on each of the three anniversary dates. Outstanding incentive stock options issued to executives vest partially upon grant date, with the residual vesting over the subsequent 6 or 12 months.

Stock-based compensation expense was as follows:

	Three Months Ended Sep 30:		Nine Months Ended Sep 30:
	2019	2018	2019	2018
Non-Qualified Stock Options - Immediate	$-	$2,887	$-	$8,662
Incentive Stock Options - Time Bases	820,881	-	1,658,677	-
Total Stock-based Compensation Expense	$820,881	$2,887	$1,658,677	$8,662

Stock option activity was as follows in the periods ended Sep 30, 2019 (Post Reverse Split) and December 31, 2018:

	Stock	Weighted- Average Exercise Price	Weighted- Average Remaining
	Options	per Share	Contractual
Outstanding at December 31, 2018	2,275,000	$1.06	9.30
Granted	1,868,750	$5.02	9.77
Exercised	-
Forfeited/Canceled	-
Outstanding at Sep 30, 2019	4,143,750	$2.84	9.13

Vested at Sep 30, 2019	2,232,292	$2.84	8.08
Exercisable at Sep 30, 2019	2,232,292	$2.84	8.08

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 5:	STOCK-BASED COMPENSATION (CONTINUED)

The Company estimated the fair value of each stock option on the date of grant using the Black Scholes valuation model with the following assumptions:

Valuation Assumptions
Risk-free interest rate	2.14% - 2.94%
Expected dividend yield	0%
Expected stock price volatility	105% to 180%
Expected life of stock options (in years)	10

NOTE 6:	LEASES

We adopted ASC 842 using the modified retrospective approach, electing the practical expedient that allows us not to restate our comparative periods prior to the adoption of the standard on January 1, 2019. As such, the disclosures required under ASC 842 are not presented for periods before the date of adoption.

The Company recognized the following related to leases in its Unaudited Consolidated Balance Sheet:

	September 30,	December 31,
	2019	2018
Right of Use Lease Liabilities
Current portion	$80,263	$-
Long-term portion	72,958	-
	$153,221	$-

On January 15, 2017, the Company entered an agreement with Pueblo, CO Board of Water Works to lease water for the Company’s cultivation process. The agreement went into effect as of November 1, 2016 with a term of 10 years expiring on October 31, 2026, with an option to extend the lease upon expiration for 10 additional years. This agreement replaced previously entered agreements with Pueblo, CO Board of Water Works. The lease requires annual non-refundable minimum service fees of $15,000 and a usage charge of $1,063 per acre for 30 acres. The minimum service fees and usage charges are subject to escalators for each year based upon percentage increases of Pueblo, CO Board of Water Works rates from the previous calendar year. Total water lease expense was $6,346 and $11,724 for the three month periods and $22,663 and $35,172 for the nine month periods ended September 30, 2019 and 2018, respectively.

On June 22, 2018, the Company entered into a sublease agreement with ESDA Inc., a Florida Corporation.  The Agreement went into effect as of July 1, 2018 with a term of three years expiring August 31, 2021.  The lease contains annual escalators and charges Florida sales tax.  Total depreciation expense related to the lease was $20,152 and $60,456 for the three and nine months ended September 30, 2019. Prior to 2019 the lease was treated as an operating lease and right of use asset guidance was not applicable.

As of September 30, 2019 and December 31, 2018, operating leases have no minimum rental commitments.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 7:	COMMON STOCK

In 2018 the Company issued 12,596,208 shares of common stock for proceeds of $5,532,852, net of $409,495 issuance costs, and 306,250 shares of common stock for marketing services valued at $388,000.

In 2019, 3,808,165 stock warrants were exercised for $1,510,625.  The Company also issued 1,290,570 shares of common stock in accordance with a cashless exercise of warrants.

In 2019, the Company issued 9,643,854 shares of common stock for proceeds of $13,360,377, net of $2,069,603 issuance costs, and 15,625 shares of common stock for marketing services valued at $16,875.

In September of 2019, the board of directors approved an amendment to the Company’s Certificate of Incorporation, as amended, to effect a 1-for-4 reverse stock split on the issued and outstanding common. All relevant information relating to numbers of shares and warrants and per share information have been retrospectively adjusted to reflect the reverse stock split for all periods presented. The reverse split was effective on September 19, 2019.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 8:	INCOME TAX

The reconciliation of income tax computed at the Federal statutory rate to the provision for income taxes from continuing operations is as follows:

	Three Months Ended	Three Months Ended
	September 30, 2019	September 30, 2018
Federal Taxes (credits) at statutory rates	$(790,000)	$(219,000)
State and local taxes, net of Federal benefit	(170,000)	(46,000)
Change in valuation allowance	960,000	265,000
	$-	$-

	Nine Months Ended	Nine Months Ended
	September 30, 2019	September 30, 2018
Federal Taxes (credits) at statutory rates	$(1,490,000)	$(494,000)
State and local taxes, net of Federal benefit	(334,000)	(77,000)
Change in valuation allowance	1,824,000	571,000
	$-	$-

Components of deferred tax assets are as follows:

	September 30,	December 31,
	2019	2018
Deferred Tax Assets;
Net Operating Loss Carryforwards	$3,130,000	$1,242,000
Stock Compensation	493,000	273,000
Accrued Related Party Expenses	20,000	5,000
Total Deferred Tax Assets	3,643,000	1,520,000
Valuation Allowance	(3,128,000)	(1,304,000)

Total Deferred Tax Assets net of Valuation Allowance	$515,000	$216,000
Depreciation and Amortization	315,000	200,000
Prepaid Expense	200,000	16,000
Total Deferred Tax Liabilities	515,000	216,000

Net Deferred Tax Assets	$-	$-

The Company has approximately $13,130,000 net operating loss carryforwards that are available to reduce future taxable income. Those NOLs begin to expire in 2038. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax assets for every period because it is more likely than not that all of the deferred tax assets will not be realized.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 8:	INCOME TAX (CONTINUED)

The Company’s deferred tax liability associated with timing differences related to depreciation and amortization includes $69,000 of liability resulting from tax depreciation deducted in excess of GAAP depreciation prior to the Company becoming taxed as a C-Corporation.

The Company files income tax returns in the U.S. federal jurisdiction, and the state of Colorado.

The Company adopted the provisions of FASB ASC 740, Accounting for Uncertainty in Income Taxes. Management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company has no significant adjustments as a result of the implementation of FASB ASC 740.

NOTE 9:	CONCENTRATIONS

The Company had three customers in the nine months ended September 30, 2019 accounting for 21%, 21% and 11% of sales. For the nine months ended September 30, 2018, two customers accounted for 41% and 12% of sales.

The Company had one customer in the three months ended September 30, 2019 accounting for 10% of sales. For the three months ended September 30, 2018, one customer accounted for 33% of sales.

The Company had two customers at September 30, 2019 accounting for 34% and 30% of accounts receivable. At December 31, 2018, the Company had two customers accounting for 30% and 24% of accounts receivable.

NOTE 10:	GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations since its inception. As of and for the period ended September 30, 2019, the Company had an accumulated deficit of $14,682,058, and a net loss of $6,755,058. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. Continuation as a going concern is dependent on the ability to raise additional capital and financing, though there is no assurance of success.

The Company’s rebranded line of hemp oil and extract product allowed market penetration into large retail chains vastly increasing brand exposure and awareness. The initial rollouts have been successful creating opportunities for thousands of new retail outlets across the country. The shift from smaller order fulfillment to larger “big box store” orders creates an economy of scale and increased profitability.

Veritas Farms, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 10:	GOING CONCERN (CONTINUED)

Currently, the Company incorporates an aggressive marketing plan to compete in the Cannabinoid industry. To become market leaders in the market, the Company will use three primary departments to market its products including: web-based marketing, traditional marketing, and medical marketing departments.

NOTE 11:	RELATED PARTY

The Company incurred $57,500 and $78,025 of related party legal expenses during the three month periods ended September 30, 2019 and 2018, and $132,500 and $179,245 of related party legal expenses during the nine month periods ended September 30, 2019 and 2018, respectively.

The Company entered into various note payables with stockholders of the company between June 2017 and March 2019. The notes bear interest between 2.00% and 3.00% per annum. The principal balance due on these notes was $0 and $262,924 as of September 30, 2019 and December 31, 2018. Interest accrued was $18,828 and $17,949 as of September 30, 2019 and December 31, 2018, respectively. The principal balance has been paid in full as of June 30, 2019.

The Company issued stock incentives to various directors and employees. Refer to Note 5 for additional details.

NOTE 12:	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date the financial statements were available to be issued. The Company had no subsequent events that required disclosure.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fees	$2,017
Transfer Agent Fees	$1,500
Accounting Fees and Expenses	$2,500
Legal Fees and Expenses	$10,000
Miscellaneous Fees and Expenses	$1,083
Total	$17,100

All amounts are estimates other than the SEC’s registration fee.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Amended and Restated Articles of Incorporation and bylaws provide for indemnification of our officers and directors to the fullest extent permitted by Nevada law. We are also party to indemnification agreements with each of our non-employee directors.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act, as amended (all share numbers herein give effect to a six for one forward stock split implemented effective November 9, 2017 and a one for four reverse stock split implemented effective September 20, 2019):

(a) On January 20, 2016, we entered into a private placement agreement with Cassandra Tavukciyan. Pursuant to the agreement, we agreed to the issuance of an aggregate of 6,250,000 shares of common stock at a purchase price of $0.008 per share, for total proceeds of $15,000. These shares were issued to Ms. Tavukciyan, who is a non-U.S. Person (as that term is defined in Regulation S of the Securities Act), in an offshore transaction relying on Regulation S of the Securities Act.

(b) On September 27, 2017 (“Closing”), the Company entered into a Securities Exchange Agreement (the “Exchange Agreement”) with all the members of 271 Lake Davis Holdings, LLC (the “Members”). Pursuant to the Exchange Agreement, at Closing we acquired all the outstanding limited liability company interests from the Members in exchange for the issuance to the Members, pro rata, of 11,700,000 shares of our common stock.

(c) Contemporaneously with Closing, we sold 21,250 “restricted” shares of our common stock at a purchase price of $8.00 per share to four “accredited investors” in a private offering.

(d) Effective between November 27, 2017 and January 17, 2018, we sold 103,500 shares of our common stock at a purchase price of $2.00 per share to five “accredited investors” in a private offering In connection with private offering we paid a $3,336 placement fee paid to a single foreign broker-dealer.

(e) Effective March 12, 2018, we issued 12,500 shares of our common stock to a media marketing company for services rendered valued at $20,500.

(f) During the three months ended March 31, 2018, the Company sold (i) 45,000 shares at a price of $2.00 per share to a single “accredited investor” in a private transaction; and (ii) 30,000 shares at a price of $1.00 per share to a single “accredited investor” in a private transaction.

(g) On July 31, 2018, the Company completed a private offering of7,312,500 Units to a group of “accredited investors” at a price of $0.40 per Unit for total cash proceeds of $2,925,000. Each Unit consisted of (i) one share of the Company’s common stock; and (ii) one five-year common stock purchase warrant (“Warrants”), exercisable at a price of $0.60.  In addition, a $175,000 ninety (90) day convertible bridge promissory note issued by the Company in May 2018 to a single “accredited investor” in a private transaction, converted in accordance with its terms into 546,875 Units at the first closing of the private offering.

WestPark Capital, Inc., a member of the Financial Industry Regulatory Authority, acted as the Company’s exclusive placement agent (the “Placement Agent” or “WestPark”) for the private offering. The Placement Agent was paid (i) a commission equal to 10% of the aggregate offering price of Units sold in the private offering; and (ii) a non-accountable expense allowance equal to 3% of the aggregate offering price of Units sold in the private offering. In addition, the Placement Agent received a seven-year warrant to purchase a number of Units equal to 10% of the total Units sold in the private offering, with an exercise price of $0.40 per Unit. The Company has also paid the Placement Agent (i) a $15,0000 non-refundable retainer for agreeing to act as placement agent for the private offering; and (ii) $10,000 for the Placement Agent’s legal fees.

(h) Subsequent to completion of the private offering described in (g) above, the Company retained WestPark to solicit exercise of the Warrants. In connection therewith, Veritas Farms has agreed to pay WestPark, a warrant solicitation fee in cash equal to five percent (5%) of the gross proceeds raised from exercise of the Warrants. The Company also engaged WestPark under an Investment Banking Advisory Agreement, which provides for additional fees in the form of cash and warrants. As of the date of this registration statement, 7,947,916 of the Warrants have been exercised, resulting in proceeds to the Company, net of WestPark’s warrant solicitation fee of $238,438, of $4,530,312.

(i) Between April and August 2019, the Company conducted an additional private offering in which it sold and issued an aggregate of 9,643,748 shares of its common stock at an offering price of $1.60 per share, for aggregate proceeds of $15,429,981, less offering expenses of $2,069,603, for net proceeds of $13,360,378. The Shares were sold and issued to a group of “accredited investors,” as defined in Rule 501(a) under the Securities Act.

The Placement Agent acted as Veritas Farms’ exclusive placement agent for the additional private offering. The Placement Agent was paid (i) a commission equal to 10% of the aggregate offering price of shares sold in the private offering; and (ii) a non-accountable expense allowance equal to 3% of the aggregate offering price of shares sold in the private offering. In addition, the Placement Agent received Warrants, which entitle the holder to purchase a number of shares equal to 10% of the total shares sold in the private offering for a period of seven (7) years, with an exercise price of $1.60 per share. The Company has also paid the Placement Agent (i) a $20,0000 non-refundable retainer for agreeing to act as placement agent for the private offering; and (ii) $10,000 for the Placement Agent’s legal fees.

(h) In November 2019, the Company issued 3,930 shares of its common stock to one individual upon the exercise of outstanding warrants for a cash payment of $1,965.

Except as otherwise specifically noted above (a) all of the securities offered and sold in several private transactions described herein, were offered and sold pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Rules 506(b) and 506(c) of Regulation D thereunder; and (b) no compensation was paid for the offering and sale of those securities.

ITEM 16.	EXHIBITS

Exhibit Number	Description

3.1(i)	Amended and Restated Articles of Incorporation(1)

3.2	Amended By-Laws (2)

5.1	Opinion of Gutiérrez Bergman Boulris, PLLC (3)

10.1	Securities Exchange Agreement (4)

10.2	Employment Agreement with Alexander M. Salgado (4) *

10.3	Employment Agreement with Erduis Sanabria (4) *

10.4	2017 Stock Incentive Plan (4) *

10.5	Voting Agreement (4) *

10.6	Form of Warrant-2018 Private Placement(5)

10.7	Form of Registration Rights Agreement-2018 Private Placement(5)

10.8	Employment Agreement with Dave Smith (6) *

10.9	Form of Non-Employee Director Appointment Letter with attached Form of Non-Employee Director Indemnification Agreement(7)

10.10	Form of Registration Rights Agreement – 2019 Private Placement(3)

10.11	Form of Placement Agent Warrant(3)

14.1	Code of Ethics(8)

16.1(a)	Letter from Saturna Group Chartered Professional Accountants LLP (9)

16.1(b)	Letter to Securities and Exchange Commission from Paritz & Company, P.A, dated November 1, 2018 (9)

21.1	Subsidiaries of Registrant (10)

23.1	Consent of Prager Metis CPA’s LLC(3)

23.2	Consent of Paritz and Company, P.A. (3)

23.3	Consent of Gutiérrez Bergman Boulris, PLLC (Included in Exhibit 5.1) (3)

24	Power of Attorney (included in signature page to this registration statement)

(1)	Filed as an exhibit to the registrant’s Current Reports on Form 8-K dated November 13, 2017 and February 5, 2019 and incorporated herein by reference.
(2)	Filed as an exhibit the registrant’s Registration Statement on Form S-1 (File No. 333-210190) and incorporated herein by reference.
(3)	Filed herewith.
(4)	Filed as an exhibit to the registrant’s Current Report on Form 8-K dated November 13, 2017 and incorporated herein by reference.
(5)	Filed as an exhibit to the registrant’s Current Report on Form 8-K dated June 19, 2018 and incorporated herein by reference.

(6)	Filed as an exhibit to the registrant’s Current Report on Form 8-K dated October 22, 2018 and incorporated herein by reference.
(7)	Filed as an exhibit to the registrant’s Current Report on Form 8-K dated April 9, 2019 and incorporated herein by reference
(8)	Filed as an exhibit to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated herein by reference.
(9)	Filed as an exhibit to Amendment No.1 to the registrant’s Current Report on Form 8-K/A dated November 30, 2017 and incorporated herein by reference.
(10)	Filed as an exhibit to the registrant’s Current Report on Form 8-K dated October 31, 2018 and incorporated herein by reference.

*	Management incentive or compensation plan.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B of the Securities Act or other than prospectuses filed in reliance on Rule 430A of the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, in Fort Lauderdale, Florida, on December 6, 2019.

VERITAS FARMS, INC.

By:	/s/ Alexander M. Salgado
Alexander M. Salgado, Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Michael Pelletier
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alexander M. Salgado and Michael Pelletier, and each of them, as a true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for each of them and in each name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as each might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.  In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following person in the capacities and on the dates stated.

Signatures	Title(s)	Date

/s/ Alexander M Salgado	Chief Executive Officer and Director	December 6, 2019
Alexander M. Salgado	(Principal Executive Officer)

/s/ Erduis Sanabria	Executive Vice President and Director	December 6, 2019
Erduis Sanabria

/s/ Michael Pelletier	Chief Financial Officer	December 6,2019
Michael Pelletier	(Principal Financial and Accounting Officer)

/s/ Bao Tran Doan	Director	December 6, 2019
Bao Tran Doan, M.D.

/s/ Kellie Newton	Director	December 6, 2019
Kellie Newton

/s/ Marc J. Horowitz	Director	December 6, 2019
Marc J. Horowitz